                          FIRST AMENDED AND RESTATED
                             OPERATING AGREEMENT


                                      OF


                           MILLENNIA CAR WASH, LLC,
                     A DELAWARE LIMITED LIABILITY COMPANY
















                                 July 27, 1998

                               TABLE OF CONTENTS

ARTICLE                                                                                   PAGE
   1      Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1
   2      Organizational Matters . . . . . . . . . . . . . . . . . . . . . . . . . . .     11
   3      Capital Contributions. . . . . . . . . . . . . . . . . . . . . . . . . . . .     12
   4      Credit Facilities; Facilities Manager Obligations; Event of Default. . . . .     14
   5      Additional Capital Contributions . . . . . . . . . . . . . . . . . . . . . .     18
   6      Allocation of Profits and Losses . . . . . . . . . . . . . . . . . . . . . .     20
   7      Distributions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     24
   8      Management and Control of the Company. . . . . . . . . . . . . . . . . . . .     27
   9      Rights, Powers and Approval Rights of the Members. . . . . . . . . . . . . .     34
   10     Sale, Assignment or Transfer of Membership Interests . . . . . . . . . . . .     39
   11     Initial Public Offering. . . . . . . . . . . . . . . . . . . . . . . . . . .     42
   12     Dissolution Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     45
   13     Accounting, Records, Reporting by Members. . . . . . . . . . . . . . . . . .     45
   14     Dissolution and Winding Up . . . . . . . . . . . . . . . . . . . . . . . . .     47
   15     Indemnification and Insurance. . . . . . . . . . . . . . . . . . . . . . . .     49
   16     Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     49

EXHIBITS

   A      Operating Plan and Budget
   B      Assignment of Personal Property


SCHEDULES

   1      Names and Addresses of Members

                          FIRST AMENDED AND RESTATED
                             OPERATING AGREEMENT
                                      OF
                           MILLENNIA CAR WASH, LLC,
                     A DELAWARE LIMITED LIABILITY COMPANY


     THIS FIRST AMENDED AND RESTATED OPERATING AGREEMENT OF MILLENNIA CAR WASH, LLC, a Delaware limited liability company (the "Agreement"), is entered into effective this 27th day of July, 1998, by and among EXCEL LEGACY CORPORATION, a Delaware corporation ("Legacy"), as a Member, and G II VENTURES, LLC, a California limited liability company ("G II"), as a Member, and constitutes an amendment to and supercedes in its entirety that certain Operating Agreement of Millennia Car Wash, LLC, a Delaware limited liability company, dated June 8, 1998 ("Original Operating Agreement").

     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

     When used in this Agreement, the following terms shall have the meanings set forth below:

     "ACC Deficit Amount" shall have the meaning ascribed to such term in
Section 5.2 hereof.

     "ACC Priority Distribution" shall mean a Distribution equal to fifty percent (50%) of the ACC Deficit Amount contributed to the Company by an Electing Contributing Member pursuant to Article 5 hereof.

     "ACC Priority Return" shall mean a twenty percent (20%) per annum compounded rate of return calculated on the ACC Deficit Amount contributed to the Company by an Electing Contributing Member pursuant to Article 5 hereof.

     "Acquisition Costs" shall mean any and all costs, fees and expenses incurred by the Company arising out of and in connection with, (a) purchasing and/or leasing existing Car Wash Facilities, (b) purchasing and/or leasing land (with or without improvements thereon), whereupon the Company shall construct and develop new Car Wash Facilities, (c) any and all costs, fees and expenses arising out of and in connection with the due diligence inspection of the existing Car Wash Facilities or the land described in clauses (a) and (b) above, respectively, and (d) any and all costs, fees and expenses arising out of and in connection with the consummation of the transactions contemplated in either clause (a) or (b) above, including, without limitation, all legal, accounting and other professional costs, fees and expenses incurred in connection with the foregoing.

     "Act" shall mean the Delaware Limited Liability Company Act, codified at Title 6, Delaware Code, Section 18-101, et seq., as amended from time to time.

     "Additional Capital Contribution" shall mean the total amount of cash and the initial Gross Asset Value of any property (other than money) contributed to the Company by any Member as such Member's Additional Capital Contribution pursuant to Article 5 hereof.

     "Adjusted Capital Account Deficit" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account at the end of each Fiscal Year of the Company, after giving effect to the following adjustments:

          (a) Credit to such Capital Account any amounts which such Member is deemed obligated to restore in accordance with the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

          (b) Debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

          The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations, and shall be interpreted consistently therewith.

     "Affiliate" shall mean, with respect to any Person: (a) any Person that directly or indirectly, controls or is controlled by or is under common control with any other Person; (b) any Person owning or controlling ten percent (10%) or more of the outstanding voting securities or interests of any other Person; or (c) any officer, director, member or manager of such Person.

     "Agreement" shall mean this First Amended and Restated Operating Agreement of Millennia Car Wash, LLC, as originally executed and as amended from time to time.

     "Articles" shall mean the Articles of Organization for the Company originally filed with the Delaware Secretary of State, as amended from time to time.

     "Assignee" shall mean a Person who has acquired a beneficial interest (including, but not limited to, an Economic Interest), in one or more Membership Interests (or any permitted fractional interest therein), but who is not a Substituted Member.

     "Assignment of Personal Property" shall mean that certain Assignment of Personal Property to be entered into by and between the Company and G II, in the form of Exhibit "B", attached hereto and incorporated herein by reference.

     "Budgeted Acquisition Costs" shall mean all Acquisition Costs of the Company which are authorized pursuant to the Operating Plan and Budget.

     "Budgeted Development Costs" shall mean all Development Costs of the Company which are authorized pursuant to the Operating Plan and Budget.

     "Budgeted Renovation Costs" shall mean all Renovation Costs of the Company which are authorized pursuant to the Operating Plan and Budget.

     "Capital Account" shall mean, with respect to any Member, the account maintained for such Member in accordance with the following provisions:

          (a) Each Member's Capital Account shall be increased by such Member's Capital Contribution, such Member's distributive share of Profits, and the amount of any liabilities of the Company that are assumed by such Member or that are secured by any Property distributed to such Member and such Member is considered to have assumed or taken subject to under Section 752 of the Code;

          (b) Each Member's Capital Account shall be decreased by the amount of cash and the Gross Asset Value of any Property distributed to such Member pursuant to the provisions of this Agreement, such Member's distributive share of Losses, and the amount of any liabilities of such Member that the Company is considered to have assumed or taken subject to pursuant to Section 752 of the Code;

          (c) In the event any Membership Interests in the Company are transferred in accordance with the terms of this Agreement, the Assignee shall succeed to the Capital Account of the Assignor, to the extent it relates to the transferred Membership Interests; and

          (d) In all other respects, the Company shall determine and maintain each Capital Account in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv).

     "Capital Contribution" shall mean the total amount of cash and the initial Gross Asset Value of any property (other than money) contributed to the Company by any Member as such Member's Original Capital Contribution and/or Additional Capital Contribution.

     "Capital Event" shall mean any sale, financing, refinancing or other disposition of any Company Property; provided, however, the term "Capital Event" shall not include an Initial Public Offering.

     "Car Wash Facilities" shall mean: (a) any existing Car Wash Facilities which are purchased and/or leased by the Company as the same may be enhanced, improved, modified, remodeled and/or renovated from time to time; and (b) any Car Wash Facilities which are constructed and developed by the Company on land which is purchased or leased by the Company. The term "Car Wash Facilities" shall include, without limitation, automotive cleaning and detailing facilities and operations, automotive maintenance and repair operations, retail petroleum sales and operations and retail food and beverage sales and operations, all in accordance with the Operating Plan and Budget.

     "Cash" means legal tender of the United States of America represented by either: (a) currency; (b) a cashier's or certified check or checks currently dated, payable to the Company or order, and honored upon presentation for payment; or (c) funds wire transferred or otherwise deposited into Company's account at Company's direction.

     "Certificate" shall have the meaning ascribed to such term in Subsection 9.5.1.

     "Code" shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent federal revenue laws.

     "Company" shall mean Millennia Car Wash, LLC, a Delaware limited liability company.

     "Company Minimum Gain" shall have the meaning given such term in
Section 1.704-2(b)(2) and 1.704-2(d) of the Treasury Regulations.

     "Company Purposes" shall have the meaning ascribed to such term in
Section 2.6 hereof.

     "Contributing Member" shall have the meaning ascribed to such term in
Section 5.2 hereof.

     "Corporation" shall have the meaning ascribed to such term in Section 11.1 hereof.

     "Credit Facilities" shall mean one or more loans or other credit facilities, whether secured or unsecured, to be made by the Lender or Lenders to the Company in connection with the enhancement, improvement, modification, remodeling, renovation, construction and development of the Car Wash Facilities. Reference in this Agreement to a "Credit Facility" shall mean any one of the "Credit Facilities."

     "Depreciation" shall mean, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such

Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managers.

     "Development Approvals" shall mean any and all land use and development entitlements, permits and authorizations relating to the construction and development of any new Car Wash Facilities.

     "Development Costs" shall mean any and all costs, fees and expenses incurred by the Company arising out of and in connection with, (a) securing the Development Approvals; and (b) the construction and development of any new Car Wash Facilities, including, without limitation, all engineering, architectural, land planning, legal, accounting and other professional costs, fees and expenses incurred in connection with the foregoing.

     "Dissolution Event" shall have the meaning ascribed to such term in
Article 12 hereof.

     "Distribution" shall mean any cash or other property distributed, without consideration, to any or all of the Members with respect to their Membership Interests in the Company including, but not limited to, Distributions of Net Cash from Operations and Distributions of Net Cash from a Capital Event, but shall not include the Guaranty Fee or any payments to the Members, the Managers or their Affiliates, for services rendered pursuant to the terms and conditions of this Agreement.

     "Distribution Election" shall have the meaning ascribed to such term in
Section 3.2(b) hereof.

     "Distribution Election Amount" shall have the meaning ascribed to such term in Section 3.2(b) hereof.

     "Economic Interest" shall mean a Member's or Economic Interest Owner's Percentage Interest in the Profits, Losses and Distributions of the Company pursuant to this Agreement and the Act, but shall not include any other rights of a Member including, without limitation, the right to vote or participate in management and/or any right to receive information concerning the business and affairs of the Company.

     "Economic Interest Owner" shall mean the owner/holder of an Economic Interest and who is not a Member.

     "Economic Interest Value" shall have the meaning ascribed to such term in Section 4.3 hereof.

     "Electing Contributing Member" shall have the meaning ascribed to such term in Section 5.2 hereof.

     "Event of Default-G II" shall have the meaning ascribed to such term in
Section 4.3 hereof.

     "Event of Default - Legacy" shall have the meaning ascribed to such term in Section 4.4. hereof.

     "Excess Development Costs" shall mean those Development Costs which:
(i) are in excess of the aggregate amounts allocated to such items in the Operating Plan and Budget; or (ii) were neither included nor contemplated in the Operating Plan and Budget.

     "Excess Renovation Costs" shall mean those Renovation Costs which:
(i) are in excess of the aggregate amounts allocated to such items in the Operating Plan and Budget; or (ii) were neither included nor contemplated in the Operating Plan and Budget.

     "Facilities Manager" shall mean the person or entity designated as the "Facilities Manager" pursuant to Section 4.2 hereof. The initial Facilities Manager of the Company shall be G II.

     "Facilities Manager Obligations" shall have the meaning ascribed to such terms in Section 4.2 hereof.

     "Fiscal Year" shall mean the Company's fiscal year, which shall be the calendar year.

     "G II Stock" shall have the meaning ascribed to such term in Section 11.2 hereof.

     "Gross Asset Value" means with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

          (a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Managers, provided that the initial Gross Asset Values of the assets contributed to the Company pursuant to Section 3.1 hereof shall be as set forth in such section;

          (b) The Gross Asset Values of all Company Property shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account, as determined by the Managers as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a DE MINIMIS Capital Contribution; (ii) the distribution by the Company to a Member of more than a DE MINIMIS amount of Company Property as consideration for an interest in the Company; and (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g), provided that an adjustment described in clauses (i) and
(ii) of this subsection shall be made only if the Managers reasonably determine that such adjustment is necessary to reflect the relative economic interests of the Members in the Company;

          (c) The Gross Asset Value of any item of Company Property distributed to any Member shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such Asset on the date of distribution as determined by the Managers; and

          (d) The Gross Asset Values of Company Property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph
(f) of the definition of "Profits" and "Losses" or Section 6.2.3 hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (d) to the extent that an adjustment pursuant to subsection (b) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d).

          If the Gross Asset Value of an asset has been determined or adjusted pursuant to subsection (b) or (d), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

     "Guaranty Fee" shall have the meaning ascribed to such term in Section
8.12.1 hereof.

     "Indemnity Agreement" shall have the meaning ascribed to such term in
Section 3.2 hereof.

     "Initial Authorized Issuance" shall have the meaning ascribed to such term in Section 11.1 hereof.

     "Initial Public Offering" shall have the meaning ascribed to such term in
Section 11.1 hereof.

     "Insolvency" shall mean either: (a) when the Company, a Manager or a Member, as applicable: (i) has an order for relief entered with respect to it under Chapter 7 or Chapter 11 of the Federal Bankruptcy Law; (ii) makes a general assignment for the benefit of creditors; (iii) files a voluntary petition under the Federal Bankruptcy Laws; (iv) files a petition or answer seeking for the Company or a Manager or Member, as applicable, any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Bankruptcy Code, any statute, law or regulation; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Company or a Manager or Member, as applicable, in any proceeding of this nature; (vi) seeks, consents to or acquiesces the appointment of a trustee, receiver or liquidator of the Company or a Manager or Member, as applicable, or of all or any substantial part of the Company's or a Manager's or Member's, as applicable, properties;
or (b) (i) ninety (90) days after the commencement of any proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Bankruptcy Code, any statute, law or regulation, the proceeding has not been dismissed; or (ii) if, within ninety
(90) days after the appointment without the Company's or a Manager's or Member's, as applicable, consent or acquiescence of a trustee, receiver or liquidator of the Company or a Manager or Member, as applicable, or of all or any substantial part of the property or estate of the Company or a Manager or Member, as applicable, the appointment is not vacated or stayed or within ninety (90) days after the expiration of any such stay, the appointment if not vacated.

     "Internal Rate of Return" or "IRR" shall mean, subject to the provisions of
Section 4.3 hereof, the sum of: (a) the aggregate amount of Distributions of Net Cash from Operations to Legacy pursuant to Sections 7.2.4, 7.2.5, 7.2.6 and
7.2.7 hereof; (b) the aggregate amount of Distributions of Net Cash from a Capital Event to Legacy pursuant to Sections 7.3.6 and 7.3.8(a); and, if applicable (c) the value of shares of Promoter's Stock issued to Legacy pursuant to Sections 11.2(c) and (e) hereof, equal to that certain annual compounded rate of return, expressed as a percentage, and calculated on the aggregate amount of any Original Capital Contribution and Additional Capital Contribution contributed by Legacy to the Company from time to time. The Internal Rate of Return payable to Legacy shall be calculated on the basis of a three hundred and sixty-five (365) day year.

     "IRR Diminished Value" shall have the meaning ascribed to such term in
Section 11.3 hereof.

     "Issuance Date" shall have the meaning ascribed to such term in Section
11.3 hereof.

     "Legacy Affiliate" shall mean Excel Realty Trust, Inc., a Maryland corporation, ERT Development Corporation, a Delaware corporation, or any other Affiliate of Legacy now or in the future.

     "Legacy Initial Distribution" shall have the meaning ascribed to such term in Section 4.1 hereof.

     "Legacy IRR Stock" shall have the meaning ascribed to such term in Section
11.3 hereof.

     "Legacy Stock" shall have the meaning ascribed to such term in Section 11.2 hereof.

     "Lender" or "Lenders" shall mean the applicable lender or lenders under the Credit Facilities.

     "Majority Vote of the Members" shall mean the vote or written consent of Legacy.

     "Managers" shall mean the managers appointed by the Members to manage the affairs and operations of the Company, in accordance with the terms and conditions of this Agreement. The initial Managers of the Company shall be G II, Richard B. Muir, and S. Eric Ottesen.

     "Members" shall mean those Persons: (a) whose names appear on the signatory pages to this Agreement and those Persons who are subsequently admitted as Substituted Members in accordance with the terms and conditions of this Agreement; and (b) who have not subsequently died, resigned, withdrawn, been removed, become Insolvent, or if other than an individual, dissolved. "Member" shall refer to any one of the Members unless the context otherwise requires.

     "Member Non-Recourse Debt" shall have the meaning set forth in Section 1.704-2(b)(4) of the Treasury Regulations.

     "Member Non-Recourse Debt Minimum Gain" means an amount, with respect to each Member Non-Recourse Debt, equal to the Membership Minimum Gain that would result if such Member Non-Recourse Debt were treated as a Non-Recourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Treasury Regulations.

     "Member Non-Recourse Deductions" shall have the meaning given such term in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Treasury Regulations.

     "Membership Interest" shall mean a Member's entire interest in the Company including, but not limited to, the Member's Economic Interest in the Company, the Member's right, if any, to vote on Company matters and/or participate in the management of the Company, the Member's right to receive information concerning the business and affairs of the Company, and all other rights, privileges, preferences and obligations granted to the Member.

     "Net Cash" shall mean Net Cash from Operations and/or Net Cash from a Capital Event, as applicable.

     "Net Cash from a Capital Event" shall mean the net cash proceeds from all Capital Events of the Company, less any portion thereof used to establish Reserves, all as determined by the Managers and subject to the approval of the Majority Vote of the Members. "Net Cash from a Capital Event" shall also include: (a) the net proceeds available under any Credit Facility (as may be determined by the Managers and subject to the approval by the Majority Vote of the Members); and (b) all principal and interest payments with respect to any indebtedness received by the Company in connection with any Capital Event, including, without limitation, any sales or dispositions (other than in the ordinary course of business) of Company Property.

     "Net Cash from Operations" shall mean, with respect to any fiscal period, all cash receipts of the Company from operations as determined by the Managers and subject to the approval by the Majority Vote of the Members, after deducting payments for Operating Expenses and any amounts set aside for the restoration, increase or creation of Reserves. "Net Cash from Operations" shall also include any amounts which the Managers designate (subject to the approval by the Majority Vote of the Members), as no longer necessary for the maintenance of Reserves.

     "Non-Contributing Member" shall have the meaning ascribed to such term in
Section 5.2 hereof.

     "Non-Contributing Member Deduction" shall have the meaning ascribed to such term in Section 6.1 hereof.

     "Non-Recourse Deductions" shall have the meaning set forth in Section 1.704-2(b)(1) of the Treasury Regulations.

     "Non-Recourse Liability" shall have the meaning set forth in Section 1.704-2(b)(3) of the Treasury Regulations.

     "Non-Transferring Member" shall have the meaning ascribed to such term in
Section 10.7 hereof.

     "Notice" shall have the meaning ascribed to such term in Section 10.8 hereof.

     "Officer" shall have the meaning ascribed to such term in Section 8.8.1 hereof.

     "OJH" shall mean Oscar Joseph Holdings, LLC, a California limited liability company.

     "Operating Expenses" shall mean, with respect to any fiscal period, the amount of cash disbursed or expended by the Company in the ordinary course of operations during such period including, without limitation, all costs, fees and expenses incurred for advertising, marketing, promotion, property management, debt service payments, ground lease and other lease payments, real and personal property taxes and assessments, capital improvements or replacements, insurance premiums, taxes, utilities, repairs and maintenance, legal, accounting, bookkeeping, audit, equipment use, telephone expenses, salaries and consulting fees, and direct expenses of Company employees, if any, and agents while engaged in Company matters. Operating Expenses shall include fees paid by the Company to any of the Members, or their Affiliates, permitted by this Agreement including, without limitation, the Guaranty Fee and the actual cost of goods, materials and administrative services used for or by the Company. Operating Expenses shall also include expenses in connection with preparing and mailing reports furnished to the Members for investor, tax reporting, federal security or other purposes; costs incurred in connection with any litigation in which the Company is involved, as well as the examination, investigation or other proceedings of a regulatory agency with jurisdiction over the Company, including legal and accounting costs, fees and expenses incurred in connection therewith.

     "Operating Losses" shall mean, with respect to any fiscal period, the amount determined by subtracting the Operating Expenses of the Company during such fiscal period from the Operating Revenue of the Company during such fiscal period. The Operating Losses, if any, of the Company shall be determined on a cash flow basis. For purposes of determining the amount of Operating Losses pursuant hereto, there shall be excluded from the definition of Operating
Expenses: (a) any expenditures using proceeds from any insurance policy as a result of any claim filed by the Company (exclusive of amounts constituting business interruption and similar insurance); and (b) any expenditures utilizing proceeds from the Credit Facilities or from any other Company loan(s).

     "Operating Plan and Budget" shall have the meaning ascribed to such term in
Section 8.9 hereof.

     "Operating Revenue" shall mean, with respect to any fiscal period, all revenue of the Company derived from operations of the Car Wash Facilities, other than: (a) proceeds from any insurance policy as a result of any claim filed by the Company (exclusive of amounts constituting business interruption and similar insurance); and (b) proceeds from any and all indebtedness of the Company including, without limitation, any and all proceeds from the Credit Facilities.

     "Original Capital Contribution" shall mean the total amount of cash and the initial Gross Asset Value of any property contributed to the Company by each Member as such Member's Original Capital Contribution pursuant to Article 3 hereof.

     "Original Capital Contribution Obligation" shall have the meaning ascribed to such term in Section 3.1.1 hereof.

     "Original Operating Agreement" shall have the meaning ascribed to such term in the preamble of this Agreement.

     "Percentage Interest" shall mean the percentage of a Member set forth opposite each Member's name on Schedule "1" attached hereto and incorporated herein by reference, or as otherwise modified from time to time pursuant to the terms and conditions of this Agreement.

     "Person" shall mean any individual, partnership, trust, corporation, limited liability company, association or other legal entity.

     "Personal Property" shall mean: (a) any and all items of tangible personal property and fixtures owned or leased by the Company and/or used in conjunction with the Company Purposes, including, without limitation, machinery, equipment, furniture, furnishings, moveable walls or partitions, phone systems, computers or trade fixtures, maintenance equipment, office equipment or machines, and all other furniture, fixtures or equipment of every kind or nature located on or used in conjunction with the ownership, operation, management and/or maintenance of the Car Wash Facilities, whether on or off-site, together with all warranties and guarantees associated therewith;
(b) all intangible personal property owned or possessed by the Company and used in conjunction with the Company Purposes or the tangible personal property, including, without limitation, all goodwill attributable to the Car Wash Facilities, any and all trade names, trademarks and copyrights, guarantees, general intangibles, business records, licenses, permits and approvals with respect to the enhancement, improvement, modification, remodeling, renovation, construction, development, ownership, operation, management and maintenance of the Car Wash Facilities; and (c) all intellectual property developed and/or used in conjunction with the Company Purposes and in connection with the enhancement, improvement, modification, remodeling, renovation, construction, development, ownership, operation, management and maintenance of the car wash facilities, including, without limitation, all brands, films, movies, videos, mascots, hosts, computer entertainment, customer information systems or reservation systems and any other intellectual property.

     "Post-Restricted Transfer Period Value" shall have the meaning ascribed to such term in Section 11.3 hereof.

     "Pre-Restricted Transfer Period Value" shall have the meaning ascribed to such term in Section 11.3 hereof.

     "Prior Original Capital Contribution" shall have the meaning ascribed to such term in Section 3.1.1 hereof.

     "Priority Return" shall mean twelve percent (12%) per annum compounded rate of return calculated based on the outstanding balance of the amount of any Original Capital Contribution and Additional Capital Contribution contributed by any Member to the Company from time to time. The Priority Return payable to each Member shall be calculated on the basis of a three hundred and sixty-five
(365) day year. Notwithstanding any provision in this Agreement to the contrary, a Priority Return shall not accrue on any portion of the ACC Deficit Amount contributed by a Member to the Company pursuant to Section 5.2 hereof.

     "Profits and Losses" mean, for each taxable year or other period, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(i) of the Code shall be included in taxable income or loss), with the following adjustments:

          (a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or shall reduce such taxable loss; and

          (b) Any expenditures of the Company described in Section 705(a)(ii)(B) of the Code or treated as Section 705(a)(ii)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i)] and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or shall reduce such loss.

          (c) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subsections (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

          (d) Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

          (e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation;

          (f) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulations Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member's Interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

          (g) Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 6.2 or Section 6.3 hereof shall not be taken into account in computing Profits or Losses.

     The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections 6.2 and 6.3 hereof shall be determined by applying rules analogous to those set forth in subsections (a) through (g) above.

     "Promoter's Stock" shall have the meaning ascribed to such term in Section
11.2 hereof.

     "Property" shall mean the Car Wash Facilities, the Development Approvals, the Renovation Approvals, the Personal Property, and all other real and personal property, tangible or intangible, acquired by the Company from time to time.

     "RBG" shall mean Russell B. Geyser I, LLC, a California limited liability company.

     "Registration Date" shall have the meaning ascribed to such term in Section
11.2 hereof.

     "Regulatory Allocations" shall have the meaning ascribed to such term in
Section 6.3 hereof.

     "Renovation Approvals" shall mean any land use and development entitlements, permits and authorizations relating to the enhancement, improvement, modification, remodeling and/or renovation of any existing Car Wash Facilities.

     "Renovation Costs" shall mean any and all costs, fees and expenses incurred by the Company arising out of and in connection with, (a) securing the Renovation Approvals with respect to the enhancement, improvement, modification, remodeling and/or the renovation of any Car Wash Facilities, and (b) the enhancement, improvement, modification, remodeling and/or renovation of the Car Wash facilities, including, without limitation, engineering, architectural, land planning, legal, accounting and other professional costs, fees and expenses, incurred in connection with the foregoing.

     "Reserves" shall mean payments made or amounts allocated during any period to reserves which shall be maintained in amounts deemed sufficient by the Managers, subject to the approval by the Majority Vote of the Members, for Operating Expenses and for the Distributions to be made to the Members pursuant to Section 7.2 and Section 7.3 hereof.

     "Restricted Transfer Period" shall have the meaning ascribed to such term in Section 11.3 hereof.

     "Revised Operating Plan and Budget" shall have the meaning ascribed to such term in Section 8.10 hereof.

     "Rules" shall have the meaning ascribed to such term in Section 16.12 hereof.

     "SEC Information" shall have the meaning ascribed to such term in Section
4.2 hereof.

     "Substituted Member" shall mean any Person admitted to the Company as a Member pursuant to the provisions of this Agreement.

     "Tax Allocation" shall have the meaning ascribed to such term in Section
7.2.5 hereof.

     "Transfer" shall have the meaning ascribed to such term in Section 10.1 hereof.

     "Transferring Member" shall have the meaning ascribed to such term in
Section 10.7 hereof.

     "Treasury Regulations" shall mean the Income Tax Regulations of the United States Department of the Treasury promulgated under the Code, as the same maybe amended from time to time.

     "Trust Stock" shall have the meaning ascribed to such term in Section 11.3 hereof.

     "Trust Stock Value" shall have the meaning ascribed to such term in Section
11.3 hereof.

     "Unanimous Vote of the Members" shall mean the unanimous vote or written consent of all of the Members.

     "Unrecovered Capital Contributions" shall mean the aggregate amount of cash contributed by Legacy as Legacy's Original Capital Contribution to the Company and Legacy's Additional Capital Contributions to the Company, reduced (but not below zero) by the amount of the Distributions of Net Cash from Operations received by legacy pursuant to Section 7.2.3 hereof and Distributions of Net Cash from a Capital Event received by Legacy pursuant to Sections 7.3.2, 7.3.5 and 7.3.7 hereof.

                                      ARTICLE 2
                                ORGANIZATIONAL MATTERS

     2.1 FORMATION; CONVERSION. Pursuant to the Act, the Members have formed a Delaware limited liability company under the laws of the State of Delaware by filing the Articles with the Delaware Secretary of State and by entering into this Agreement. To the extent the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of any such provision, this Agreement shall, to the extent permitted by the Act, control. The Managers shall execute such further documents and take such further action as shall be appropriate or necessary to comply with the requirements of law for the formation and operation of a limited liability company.

     2.2  NAME.  The name of the Company is Millennia Car Wash, LLC.

     2.3 CERTIFICATES. The Managers shall cause any fictitious name certificates and similar filings, and any amendments thereto, to be duly and promptly filed in the applicable public offices whenever necessary to comply with applicable law or when the Managers deem such action to be appropriate or advisable.

     2.4 TERM. The term of this Agreement shall be coterminous with the period of duration of the Company, as specified in the Articles, unless extended or sooner terminated as hereinafter provided.

     2.5  AGENT FOR SERVICE OF PROCESS/OFFICE LOCATION.

          (a) DELAWARE. The Company shall continuously maintain an office and registered agent in the State of Delaware, as required by the Act. The agent for service of process for the Company in Delaware is CorpAmerica, Inc., or such other Person as the Managers may hereafter designate. The address of the principal office of the Company and the address of the principal office for its registered agent in the

State of Delaware shall be 30 Old Rudnick Lane, Dover, Delaware 19901, or such other place as the Managers may hereinafter designate.

          (b) CALIFORNIA. The Company shall continuously maintain an office and registered agent in the State of California. The initial agent for service of process for the Company in the State of California is S. Eric Ottesen, or such other person or entity as the Managers may hereafter designate. The principal office of the Company and the principal office for its registered agent in the State of California shall initially be 16955 Via del Campo, Suite 110, San Diego, California 92127.

          (c) OTHER STATES. The Company shall continuously maintain an office and registered agent in each state in which the Company conducts business.

     2.6 COMPANY PURPOSES. The Company has been formed for the following purposes: (a) to purchase and/or lease existing Car Wash Facilities in accordance with the Operating Plan and Budget; (b) to purchase and/or lease land (with or without improvements thereon) whereupon the Company will construct and develop new Car Wash Facilities in accordance with the Operating Plan and Budget; (c) to construct and develop new Car Wash Facilities in accordance with the Operating Plan and Budget; (d) to enhance, improve, modify, remodel or otherwise renovate existing Car Wash Facilities in accordance with the Operating Plan Budget; (e) to own, operate, manage and market the Car Wash Facilities in accordance with the Operating Plan and Budget; (f) to hold the Car Wash Facilities as a long-term capital investment; (g) to sell, lease, convey, transfer, exchange or otherwise dispose of the Car Wash Facilities or portions thereof in accordance with the Operating Plan and Budget; and (h) to undertake all of the foregoing with the intention of deriving a profit therefrom (collectively "Company Purposes").

                                      ARTICLE 3
                                CAPITAL CONTRIBUTIONS

     3.1 ORIGINAL CAPITAL CONTRIBUTION. The original capital contribution ("Original Capital Contribution") of each of the Members to the Company shall be as follows:

          3.1.1 LEGACY. As its Original Capital Contribution ("Original Capital Contribution") to the Company, Legacy shall be obligated to contribute to the Company from time to time the maximum aggregate sum of Fifteen Million Dollars ($15,000,000.00) ("Original Capital Contribution Obligation"). Subject to the provisions of Sections 3.2(a) and (b) hereof, Legacy shall satisfy its Original Capital Contribution Obligation by advancing to the Company the amount of its Original Capital Contribution in one or more installments within thirty
(30) calendar days following the receipt by Legacy of written notice from the Managers specifying the need for all or any portion of Legacy's Original Capital Contribution. It is the intent of the Members that Legacy's Original Capital Contribution will be contributed to the Company from time to time on an as needed basis, in accordance with the terms and conditions of this Agreement and the Operating Plan and Budget.

     It is the intent of the Members that to the extent there are sufficient proceeds available under the Credit Facilities, the Company will from time to time return to Legacy all or a designated portion of Legacy's Original Capital Contribution. It is also the intent of the Members that Legacy's Original Capital Contribution Obligation remain in effect throughout the term of this Agreement, and that Legacy will at all times be prepared to satisfy its Original Capital Contribution Obligation, notwithstanding the fact that Legacy may have previously satisfied its Original Capital Contribution Obligation and thereafter received Subsequent Distributions pursuant to Section 3.2(b) hereof. In this regard, pursuant to Section 3.2(b) hereof, Legacy shall have the right to cause the Company to make certain Subsequent Distributions in accordance with the provisions of Section 7.3.2 hereof, and all such Subsequent Distributions shall reduce the unpaid balance of Legacy's Original Capital Contribution to the Company. Accordingly, if at any time Legacy has received Subsequent Distributions pursuant to Section 7.3.2, and such Subsequent Distributions cause the outstanding balance of Legacy's Original Capital Contribution to be less than Fifteen Million Dollars ($15,000,000.00), as part of its Original Capital Contribution Obligation, Legacy shall remain obligated to advance to the Company pursuant to this Section 3.1.1, an amount determined by subtracting the outstanding balance of Legacy's Original Capital
Contribution to the Company as of such date from the sum of Fifteen Million Dollars ($15,000,000.00).

     In consideration for the contribution by Legacy to the Company as set forth herein, and undertaking all other obligations of Legacy as set forth herein, Legacy shall receive the Membership Interest in the Company allocated to Legacy pursuant to this Agreement.

          3.1.2 G II. As its Original Capital Contribution to the Company, G II shall: (i) contribute to the Company the sum of Zero Dollars ($0.00); (ii) on or before the date of this Agreement, deliver to the Company two (2) counterpart originals of the Assignment of Personal Property, duly executed by G II, together with all items constituting the Personal Property, free and clear of any and all liens, liabilities and encumbrances; and (iii) timely perform all duties, responsibilities and obligations of G II under this Agreement, including, without limitation, the Facilities Manager Obligations pursuant to
Section 4.2 hereof.

     Notwithstanding the receipt by the Company of G II's Original Capital Contribution pursuant to this Section 3.1.2, G II shall not receive any credit in its Capital Account. Accordingly, on the date of this Agreement, G II's Capital Account shall have a balance in the amount of Zero Dollars ($0.00).

     In consideration for undertaking all other obligations as set forth herein, G II shall receive the Membership Interest in the Company allocated to G II pursuant to this Agreement.

     3.2  INITIAL DISTRIBUTIONS AND SUBSEQUENT DISTRIBUTIONS.

          (a) LEGACY INITIAL DISTRIBUTION. The Members hereby acknowledge and agree that, as its Original Capital Contribution to the Company pursuant to the Original Operating Agreement, Legacy previously advanced to the Company the aggregate sum of approximately Nineteen Million Seven Hundred Twenty-One Thousand Nine Hundred Eighty-Seven Thousand Dollars ($19,721,987.00) ("Prior Original Capital Contribution"). In consideration of the Prior Original Capital Contribution contributed by Legacy to the Company pursuant to the Original Operating Agreement, Legacy's Capital Account in the Company was initially credited with the sum of approximately Nineteen Million Seven Hundred Twenty-One Thousand Nine Hundred Eighty-Seven Thousand Dollars ($19,721,987.00). Accordingly, as of the date of this Agreement, the Members hereby acknowledge and agree that the Prior Original Capital Contribution contributed by Legacy to the Company pursuant to the Original Operating Agreement satisfies the Original Capital Contribution Obligation of Legacy as set forth in Section 3.1.1 hereof. Additionally, the Members hereby further acknowledge and agree that since the Prior Original Capital Contribution of Legacy to the Company pursuant to the Original Operating Agreement is in excess of Legacy's Original Capital Contribution Obligation, Legacy is entitled to receive a distribution of such excess amount. Accordingly, pursuant to Section 4.1 hereof, concurrently with the funding of the initial Credit Facility, Legacy shall be entitled to receive the Legacy Initial Distribution, which shall be an amount equal to the sum determined by subtracting the sum of Fifteen Million Dollars ($15,000,000.00) from the Prior Original Capital Contribution of Legacy as of the date of such Legacy Initial Distribution. Concurrently with the Legacy Initial Distribution contemplated in Section 4.1 hereof, Legacy's Capital Account in the Company shall be reduced from the sum of approximately Nineteen Million Seven Hundred Twenty-One Thousand Nine Hundred Eighty-Seven Thousand Dollars ($19,721,987.00) to the sum of Fifteen Million Dollars ($15,000,000.00).

          (b) SUBSEQUENT DISTRIBUTIONS. The Members hereby acknowledge and agree that, to the extent the Managers determine that there are sufficient proceeds available under the Credit Facilities of the Company, the Company may make periodic Distributions of Net Cash from a Capital Event (utilizing proceeds from the Credit Facilities) to make distributions to Legacy pursuant to Section 7.3.2 hereof in an amount equal to all or any portion of Legacy's Original Capital Contribution to the Company. In this regard, in the event Legacy desires to receive Distributions of Net Cash from a Capital Event equal to all or any portion of the outstanding balance of its Original Capital Contribution to the Company, Legacy shall deliver written notice thereof to the Managers ("Distribution Election"), specifying the current balance of Legacy's Original Capital Contribution to the Company and the amount of the proposed Distribution of Net Cash from a Capital Event which Legacy desires to receive pursuant to Section 7.3.2 hereof ("Distribution Election Amount"); provided, however, in no event shall the Distribution Election Amount exceed the amount which the Managers determine is available for draw under the Credit Facilities. Immediately following the receipt by the Managers of Legacy's Distribution Election pursuant to this Section 3.2(b), the Managers shall cause the Company to make Distributions of Net Cash from a Capital Event pursuant to Section 7.3.2 hereof to Legacy (utilizing proceeds from the Credit Facilities) in an amount equal to the Distribution Election Amount.

     3.3 INDEMNITY AGREEMENT. As a material part of the consideration for Legacy entering into this Agreement and undertaking the obligations set forth herein, concurrently with the execution of this Agreement, G II shall cause to be delivered to Legacy an indemnity agreement, duly executed by G II, RGB, OJH, Russell B. Geyser and William Gustafson, which indemnity agreement shall be in form and substance reasonably satisfactory to Legacy ("Indemnity Agreement"). The Indemnity Agreement will provide generally that G II, RBG, OJH, Russell B. Geyser and William Gustafson, jointly and severally agree to indemnify Legacy from and against any Unrecovered Capital Contributions following the dissolution and liquidation of the Company. The maximum aggregate joint and several liability of RBG and Russell B. Geyser pursuant to the Indemnity Agreement, shall be equal to the sum of One Hundred Thousand Dollars ($100,000.00). The maximum aggregate joint and several liability of OJH and William Gustafson pursuant to the Indemnity Agreement shall be equal to the sum of One Hundred Thousand Dollars ($100,000.00). G II hereby acknowledges and agrees that the execution and delivery of the Indemnity Agreement is a material factor in Legacy's decision to enter into this Agreement and undertake the obligations and duties set forth herein and, absent the execution and delivery of such Indemnity Agreement, Legacy would not enter into this Agreement.

     3.4 CAPITAL ACCOUNTS. There shall be established for each Member a single Capital Account, regardless of the class or classes of Membership Interests held or owned by such Member or when or how such Membership Interests were obtained, which Capital Account shall be maintained and adjusted in accordance with the provisions of Article 1 of this Agreement.

     3.5 INTEREST/NO RIGHT TO WITHDRAW CAPITAL. Other than the ACC Priority Return and the Priority Return, no Member shall be entitled to receive interest on such Member's Capital Contribution. Although the Managers may cause the Company to make Distributions to the Members from time to time, except as otherwise provided in Section 3.2 hereof, no Member shall have the right to demand a return of all or any portion of such Member's Capital Contribution.

                                      ARTICLE 4
                 CREDIT FACILITIES; FACILITIES MANAGER OBLIGATIONS;
                                   EVENT OF DEFAULT

     4.1 CREDIT Facilities. It is the intention of the Members and the Company to secure one or more Credit Facilities to be used to cover a substantial portion of the Budgeted Acquisition Costs, the Budgeted Development Costs and the Budgeted Renovation Costs of the Company; provided, however, it is the intent of the Members that, with respect to such Credit Facilities, the Company maintain a commercially reasonable debt-to-equity ratio in an amount: (a) sufficient to accomplish the goals and objectives set forth in this Agreement and in the Operating Plan and Budget; and (b) consistent with similar businesses in the same industry as the Company. It will be the joint responsibility of Legacy and G II to secure the Credit Facilities; provided, however, it will be the responsibility of G II to prepare and assemble all loan packages and submissions in connection therewith. In conjunction with securing the Credit Facilities, to the extent required by the applicable Lenders under the Credit
Facilities: (i) Legacy shall have the right, but not the obligation (which determination shall be made in the sole and absolute discretion of Legacy), to execute and deliver to the applicable Lenders one or more guarantees of the financial obligations of the Company under one or more of the Credit Facilities, as required by the Lenders; and (ii) G II hereby agrees to and shall execute and deliver, and shall also cause Russell B. Geyser and William Gustafson to execute and deliver, to the applicable Lenders any and all guarantees of the financial obligations of the Company under the Credit Facilities as required by the Lenders.

     In the event Legacy elects (which determination shall be made in the sole and absolute discretion of Legacy), to furnish any guaranty with respect to the financial obligations of the Company under the Credit Facilities, Legacy shall be entitled to receive the Guaranty Fee set forth in Section 8.12.1 hereof.

     Concurrently with the recordation and initial funding of one or more of the Credit Facilities, the Company shall, utilizing proceeds from one or more of the Credit Facilities, cause Distributions of Net Cash to be made to Legacy pursuant to Section 7.3.1 hereof, until such time as Legacy has received aggregate Distributions of Net Cash pursuant to Section 7.3.1 hereof during such Fiscal Year and during all prior Fiscal Years, equal to the an amount determined by subtracting the sum of Fifteen Million Dollars ($15,000,000.00) from the amount of Legacy's Prior Original Capital Contribution as of such date ("Legacy Initial Distribution"). It is the intent of the Members that the Legacy Initial Distribution will result in Legacy's Capital Account in the Company being reduced from the sum of approximately Nineteen Million Seven Hundred Twenty-One Thousand Nine Hundred Eighty-Seven Thousand Dollars ($19,721,987.00) to Fifteen Million Dollars ($15,000,000.00).

     4.2 FACILITIES MANAGER OBLIGATIONS. Pursuant to Section 3.1.2(iii) hereof, as part of its Original Capital Contribution to the Company, G II, in its capacity as the "Facilities Manager", is hereby obligated to: (i) locate existing Car Wash Facilities to be purchased and/or leased by the Company; (ii) locate land (with or without improvements thereon) to be purchased and/or leased by the Company whereupon the Company will construct and develop new Car Wash Facilities; (iii) oversee and supervise the enhancement, improvement, modification, remodeling or renovation of the existing Car Wash Facilities; (iv) oversee and supervise the construction and development of new Car Wash Facilities; (v) oversee and supervise the management, operation and marketing of the Car Wash Facilities; (vi) hire and retain employees and independent contractors for the day to day operations of each of the Car Wash Facilities;
(vii) prepare and distribute to the Members monthly operating statements and budget reports; and (viii) oversee, supervise and coordinate the implementation of the Operating Plan and Budget; and (ix) perform all other duties and obligations to be performed by the Facilities Manager in accordance with the terms and conditions of this Agreement and the Operating Plan and Budget, all in accordance with the Operating Plan and Budget (collectively, the "Facilities Manager Obligations"). Pursuant to Section 3.1.2 hereof, the timely performance of the Facilities Manager Obligations is a part of G II's Original Capital Contribution to the Company. Accordingly, other than G II's right to receive Distributions of Net Cash from Operations pursuant to Section 7.2 hereof, Distributions of Net Cash from a Capital Event pursuant to Section 7.3 hereof and/or G II Stock pursuant to Section 11.2 hereof, in no event shall G II, in its capacity as the Facilities Manager, or otherwise, be entitled to receive any fees or other compensation in connection with the performance of its duties, responsibilities and obligations under this Agreement.

     In connection with the performance of the Facilities Manager Obligations, G II acknowledges that Legacy is required to file various reports and other information with the Securities and Exchange Commission and other regulatory agencies. Accordingly, G II hereby acknowledges and agrees that the Facilities Manager Obligations shall include the obligation of the Facilities Manager to timely provide to Legacy any and all books of account, records, balance sheets, income statements, finance statements, federal and state income tax returns and all other reports and information that may be requested from time to time by Company and/or Legacy, all of which shall be in form and content reasonably satisfactory to Legacy ("SEC Information").

     4.3 EVENT OF DEFAULT - G II. G II hereby acknowledges and agrees that a material part of the consideration for Legacy entering into this Agreement and undertaking the obligations hereunder is the covenant and agreement of the Facilities Manager to perform the Facilities Manager Obligations in a timely manner. G II further acknowledges and agrees that its failure to timely perform each and every one of Facilities Manager Obligations may or will have a material adverse impact on the Members and the Company. Accordingly, the occurrence of one or more of the following events shall constitute an event of default by G II under this Agreement ("Event of Default - G II"):

          (a) The failure of the Facilities Manager to timely perform and satisfy each and every Facilities Manager Obligations (including, without limitation, the duty and obligation of the Facilities Manager to prepare the Revised Operating Plan and Budget pursuant to Section 8.10 hereof) in accordance with this Agreement and the Operating Plan and Budget, provided, however, G II shall not be deemed to be in default under this Agreement if the nature of such default is curable (for purposes hereof, the occurrence of any one of the events described in Sections 4.3(b) - (e), inclusive, are non-curable), and the Facilities Manager commences to cure the default within five (5) calendar days after receipt of written notice by the Managers of such default, and the Facilities Manager cures the same within thirty (30) calendar days thereafter.

          (b) The death and or permanent disability of Russell B. Geyser and William Gustafson;

          (c) The occurrence of one or more events, the cumulative effect of which is that: (i) the aggregate equity interests and voting control in G II directly or indirectly held by both Russell B. Geyser and William Gustafson are less than fifty-one percent (51%) of the total equity interests and voting control held by all of the members in G II; and/or (ii) neither Russell B. Geyser nor William Gustafson are the managers of G II;

          (d)  The insolvency or dissolution of G II; and/or

          (e) The commission of any act of fraud or intentional deceit by G II, RBG, OJH, Russell B. Geyser and/or William Gustafson in connection with the Company and/or the operations of the Company.

          (f) The failure of the Facilities Manager to timely prepare and deliver to Legacy full, complete and accurate SEC Information requested by Legacy on or before the tenth (10th) calendar day of each month during the term of this Agreement.

     Upon the occurrence of an Event of Default - G II, the following events will automatically take place:

               (A)  The Person nominated to serve as Manager by G II pursuant to
Section 8.2 hereof shall be removed as Manager of the Company pursuant to
Section 8.4(e) hereof, and Legacy shall thereafter at all times have the right to appoint a successor Manager pursuant to Section 8.7 hereof;

               (B) G II shall be removed as Facilities Manager. Thereafter, Legacy shall have the right to appoint itself or any other Person (including, without limitation, any Legacy Affiliate), as the successor Facilities Manager.

               (C) The Membership Interest of G II in the Company shall automatically be converted into an Economic Interest and, effective as of such date, G II shall no longer have any right to vote or approve of any Company matters pursuant to Sections 9.2 or 9.3 hereof, or otherwise, receive allocations of Profits or Losses of the Company, receive Distributions of Net Cash and/or receive shares of Promoter's Stock, except as otherwise expressly provided for in this Section 4.3(C). Following such conversion, the Economic Interest in the Company held by G II shall be valued as of the date of the conversion. The value of such Economic Interest in the Company held by G II shall be an amount mutually agreed upon by Legacy and G II. In the event Legacy and G II are not able to agree upon a value for the Economic Interest within thirty (30) calendar days after the date of conversion, then Legacy and G II shall each appoint an appraiser to determine the value of the Economic Interest in the Company, taking into account all facts and circumstances.
Notwithstanding the foregoing, the appraisers shall be instructed by Legacy and G II to value such Economic Interest as of the date the Membership Interests were converted to Economic Interests, without taking into account any future appreciation or depreciation in the value of the Company Property and/or such Economic Interest. Each such appraisal shall be completed on or before the expiration of thirty (30 )calendar days of the date the matter is required to be submitted to the appraisers pursuant hereto. If the two appraisals are within five percent (5%) of each other, then the average of the two appraisals shall be utilized as the value of the Economic Interest for purposes hereof. On the other hand, if the two appraisals are not within five percent (5%) of each other, than the two appraisers shall select a third appraiser who shall determine the value of the Economic Interest utilizing the same criteria as the original two appraisers. The designation of the third appraiser shall be subject to the approval of both Legacy and G II. Following the completion of the third appraisal, the average of the two appraisals closest in value shall then be utilized for purposes of determining the value of the Economic Interest. Following the determination of the value of the Economic Interest, such value shall be referred to herein as the ("Economic Interest Value"). Legacy and G
II shall each pay the cost of any appraiser selected by such party, and Legacy and G II shall equally pay the cost of the third appraiser, if required pursuant hereto.

               Following the conversion of G II's Membership Interest to an Economic Interest pursuant to this Section 4.3(C), notwithstanding any other provision in this Agreement to the contrary, the provisions of Sections 7.2.5 - 7.2.7, inclusive, hereof, shall be disregarded and all Distributions of Net Cash from Operations shall be made one hundred percent (100%) to Legacy.

               Following the conversion of G II's Membership Interest to an Economic Interest pursuant to this Section 4.3(C), notwithstanding any other provision in this Agreement to the contrary, upon the occurrence of a Capital Event, the provisions of Section 7.3.8 hereof shall be disregarded and all Distributions of Net Cash from a Capital Event which would have otherwise been distributed in accordance with the provisions of Section 7.3.8 shall be distributed in the following order and priority.

                    (i) First, one hundred percent (100%) to Legacy until such time as Legacy has received Distributions of Net Cash from Operations pursuant to Sections 7.2.4, 7.2.5, 7.2.6 and 7.2.7 hereof and Distributions of Net Cash from a Capital Event pursuant to Sections 7.3.6 and 7.3.8(a) hereof (or this Section 4.3(C)(i)) during such Fiscal Year and all prior Fiscal Years equal to a 35% IRR;

                    (ii) Second, to G II, until G II has received aggregate Distributions of Net Cash from a Capital Event pursuant to this Section 4.3(C(ii) during such Fiscal Year and all prior Fiscal Years equal to the Economic Interest Value; and

                    (iii)  Third, one hundred percent (100%) to Legacy.

               Following the conversion of G II's Membership Interest to an Economic Interest pursuant to this Section 4.3(C), notwithstanding any other provision in this Agreement to the contrary, the provisions of Section 6.1.1(f) and (g) hereof shall be disregarded and Profits shall be allocated in a manner which is consistent with the manner in which Distributions of Net Cash from Operations and Distributions of Net Cash from a Capital Event are distributed to the Members pursuant to this Section 4.3(C).

               Following the conversion of G II"s Membership Interest to an Economic Interest pursuant to this Section 4.3(C), notwithstanding any other provision in this Agreement to the contrary, upon the occurrence of an Initial Public Offering, the provisions of Sections 11.2(e), (f) and (g) shall be disregarded and the shares of Promoter's Stock shall be distributed in the following order and priority:

                    (1) First, one hundred percent (100%) of the shares of Promoter's Stock shall be issued to Legacy until such time as Legacy has received shares of Promoter's Stock pursuant to this Section 4.3(C)(1) in an amount in value equal to a 35% IRR calculated as of the date of the Initial Public Offering, provided, however, for purposes of calculating Legacy's 35% IRR pursuant to this Section 4.3(C)(1) and determining the number of shares of Promoter's Stock to be issued pursuant to this Section 4.3(C)(1), there shall be taken into account all Distributions of Net Cash paid to Legacy in such Fiscal Year and during all prior Fiscal Years pursuant to Section 7.2.4, 7.2.5, 7.2.6, 7.2.7, 7.3.6 and 7.3.8(a) hereof;

                    (2) Second, one hundred percent (100%) of the shares of Promoter's Stock shall be distributed to G II until such time as G II has received shares of Promoter's Stock pursuant to this Section 4.3(C)(2) in an amount in value equal to the Economic Interest Value, provided, however, for purposes of determining the number of shares of Promoter's Stock to be distributed to G II pursuant to this Section 4.3(C)(2), there shall be taken into account Distributions of Net Cash from a Capital Event paid to G II during such Fiscal Year and during all prior Fiscal Years pursuant to Section 4.3(C)(ii) hereof; and

                    (3) Third, one hundred percent (100%) of the shares of Promoter's Stock shall be issued to Legacy.

               Following the occurrence of any of the foregoing events, the Managers shall modify Schedule "1" to this Agreement to reflect a new allocation of Membership Interests, Percentage Interests and Economic Interests.

               (D)  Upon the occurrence of an Event of Default as described in
Section 4.3(f) hereof, as its sole and exclusive remedy, the following monetary penalties will automatically be imposed upon G II (without the requirement of any notice or other action on the part of the Company or Legacy):

                    (a) In the event the SEC Information is not delivered to Legacy on or before the fifteenth (15th) day of any calendar month during the term of this Agreement, a penalty of Ten Thousand Dollars ($10,000.00) shall be imposed against G II with respect to each such occurrence; and

                    (b) For each day after the fifteenth (15th) day of the month in which the SEC Information is not delivered to Legacy (including, without limitation, the day upon which the SEC Information is actually delivered to Legacy), an additional late penalty of One Thousand Dollars ($1,000.00) per day shall be imposed against G II.

          G II acknowledges and agrees that it would be extremely difficult or impossible to estimate the damages to be suffered by Legacy in the event G II fails to timely deliver to Legacy the SEC Information. Accordingly, G II hereby acknowledges and agrees that the late penalties set forth in this Section 4.3(D) are a reasonable estimate of the damages to be incurred by Legacy as a result of G II's failure to timely deliver to Legacy the required SEC Information. The late penalties contemplated in this Section 4.3(D) are due and payable by G II to Legacy on the date incurred. In the event G II fails to timely pay to Legacy the entire amount of any late penalties imposed pursuant to this Section 4.3(D), all such unpaid amounts shall bear interest at the rate of twelve percent (12%) per annum compounded. Without in any way constituting a limitation on the remedies available to Legacy, in the event G II fails to timely pay to Legacy the entire amount of any late penalties imposed pursuant to this Section 4.3(D), together with any interest accrued thereon, upon receipt of written notice from Legacy, the Managers shall cause all Distributions of Net Cash from Operations and Distributions of Net Cash from a Capital Event (which would otherwise have been distributed to G II in accordance with the terms and conditions set forth in this Agreement), to be paid to Legacy until such time as Legacy shall have received all amounts owing to Legacy pursuant to this Section 4.3(D).

     4.4 EVENT OF DEFAULT - LEGACY. Legacy acknowledges that a material part of the consideration for G II entering into this Agreement and undertaking the duties and obligations hereunder is the covenant and agreement on the part of Legacy to timely fulfill Legacy's Original Capital Contribution Obligation as set forth in Section 3.1.1 hereof, and in accordance with the terms and conditions of the Operating Plan and Budget. Accordingly, in the event Legacy fails to timely contribute any installment or payment of Legacy's Original Capital Contribution Obligation to the Company in accordance with the terms and conditions set forth in this Agreement and/or in the Operating Plan and Budget, as its sole and exclusive remedy, G II may elect to pursue the equitable remedy of specific performance against Legacy. Notwithstanding the foregoing, in such a case, in no event shall G II be entitled to recover from Legacy any consequential damages, loss of profits or other damages suffered or incurred by G II as a result of Legacy's failure to timely fulfill its Original Capital Contribution Obligation in accordance with the terms and conditions of this Agreement and the Operating Plan and Budget.

                                      ARTICLE 5
                           ADDITIONAL CAPITAL CONTRIBUTIONS

     5.1 ADDITIONAL CAPITAL CONTRIBUTIONS. In the event additional funds are required during the term of this Agreement to operate the Company Purposes, the provisions of this Section 5.1 shall govern.

          5.1.1 BUDGETED ACQUISITION COSTS. The Members acknowledge and agree that the Budgeted Acquisition Costs of the Company shall be paid from the Original Capital Contribution of Legacy and from the proceeds of the Credit Facilities. In the event Legacy has fully satisfied its Capital Contribution

Obligation and there are insufficient funds from the Credit Facilities to pay or otherwise satisfy all Budgeted Acquisition Costs and, therefore, additional capital is required by the Company to pay or otherwise satisfy such Budgeted Acquisition Costs, the Managers shall: (i) first, negotiate with the applicable Lenders under the Credit Facilities for an amendment to the applicable loan documents to secure an increase in the amount of such Credit Facilities, subject to the approval by the Majority Vote of the Members; and/or (ii) second, seek additional financing from alternate lenders, subject to the approval by the Majority Vote of the Members.

          5.1.2     [Intentionally Deleted].

          5.1.3 BUDGETED DEVELOPMENT COSTS. The Members acknowledge and agree that the Budgeted Development Costs of the Company shall be paid from the Original Capital Contribution of Legacy and from the proceeds of the Credit Facilities. In the event Legacy has fully satisfied its Original Capital Contribution Obligation, and there are insufficient funds from the Credit Facilities to pay or otherwise satisfy all Budgeted Development Costs and, therefore, additional capital is required by the Company to pay or otherwise satisfy such Budgeted Development Costs, the Managers shall: (i) first, negotiate with the applicable Lenders under the Credit Facilities for an amendment to the applicable loan documents to secure an increase in the amount of such Credit Facilities, subject to the approval by the Majority Vote of the Members; and/or (ii) second, seek additional financing from alternate lenders, subject to the approval by the Majority Vote of the Members.

          5.1.4 EXCESS DEVELOPMENT COSTS. In the event there are any Excess Development Costs, then the Managers shall deliver written notice to G II, which written notice shall set forth the purpose and amount of such Excess Development Costs and the amount of additional capital required to pay or satisfy such Excess Development Costs. G II shall be obligated to contribute to the Company the amount of any additional capital required to pay or otherwise satisfy such Excess Development Costs. In the event G II fails to contribute to Company the amount of additional capital required pursuant to this Section 5.1.4 within thirty (30) calendar days after the receipt of such notice, (in which case G II will be characterized as the Non-Contributing Member), then Legacy may elect to characterize the additional capital required pursuant to this Section 5.1.4 as an ACC Deficit Amount and contribute the same to the Company pursuant to Section
5.2 hereof, and, in such a case, the Non-Contributing Member shall be subject to the Non-Contributing Member Deduction set forth in Section 6.1 hereof.

          5.1.5 BUDGETED RENOVATION COSTS. The Members acknowledge and agree that the Budgeted Renovation Costs of the Company shall be paid from the Original Capital Contribution of Legacy and from the proceeds of the Credit Facilities in accordance with the Operating Plan and Budget. In the event Legacy has fully satisfied its Original Capital Contribution Obligation, and there are insufficient funds from the Credit Facilities to pay or otherwise satisfy all Budgeted Renovation Costs and, therefore, additional capital is required by the Company to pay or otherwise satisfy such Budgeted Renovation Costs, the Managers shall: (i) first, negotiate with the applicable Lenders under the Credit Facilities for an amendment to the applicable loan documents to secure an increase in the amount of such Credit Facilities, subject to the approval by the Majority Vote of the Members; and/or (ii) second, seek additional financing from alternate lenders, subject to the approval by the Majority Vote of the Members.

          5.1.6 EXCESS RENOVATION COSTS. In the event there are any Excess Renovation Costs, then the Managers shall deliver written notice to G II, which written notice shall set forth the amount of such Excess Renovation Costs and the amount of additional capital required to pay or satisfy such Excess Renovation Costs. G II shall be obligated to contribute to the Company the amount of any additional capital required to pay or otherwise satisfy such Excess Renovation Costs. In the event G II fails to contribute to Company the amount of additional capital required pursuant to this Section 5.1.4 within thirty (30) calendar days after the receipt of such notice, (in which case G II will be characterized as the Non-Contributing Member), then Legacy may elect to characterize the additional capital required pursuant to this Section 5.1.6 as an ACC Deficit Amount and contribute the same to the Company pursuant to Section
5.2 hereof, and, in such a case, the Non-Contributing Member shall be subject to the Non-Contributing Member Deduction set forth in Section 6.1 hereof.

          5.1.7 OPERATING LOSSES. In the event any additional capital is required to pay or otherwise satisfy any Operating Losses of the Company, then the Managers shall deliver written notice to G II, which written notice shall set forth the amount of such Operating Losses and the amount of
additional capital required to pay or satisfy such Operating Losses.   G II
shall be obligated to contribute to the Company  the amount of any additional
capital required to pay or satisfy such Operating Losses.   In the event G II
fails to contribute to Company the amount of any additional capital required pursuant to this Section 5.1.7 within thirty (30) calendar days after the receipt of such notice, (in which case G II will be characterized as the Non-Contributing Member), then Legacy may elect to characterize the additional capital required pursuant to this Section 5.1.7 as an ACC Deficit Amount and contribute the same to the Company pursuant to Section 5.2 hereof, and, in such a case, the Non-Contributing Member shall be subject to the Non-Contributing Member Deduction set forth in Section 6.1 hereof.

     5.2 FAILURE TO MAKE ADDITIONAL CAPITAL CONTRIBUTION. In the event any Member ("Non-Contributing Member") fails to contribute to the Company any Additional Capital Contribution required of such Member pursuant to Sections 5.1.4, 5.1.6 and 5.1.7 hereof ("ACC Deficit Amount"), such Non-Contributing Member shall be in default under this Agreement. In such a case, the Managers shall deliver written notice of such default to the Non-Contributing Member, as well as to the other non-defaulting Member ("Contributing Member"). During the thirty (30) calendar day period following the receipt of such written notice of default, the Contributing Member shall be entitled to elect, by delivering written notice to the Company within such thirty (30) calendar day period, to advance to the Company the ACC Deficit Amount. Each Contributing Member who elects to contribute the ACC Deficit Amount to the Company shall be referred to herein as an "Electing Contributing Member."
The ACC Deficit Amount shall be deemed to constitute an Additional Capital Contribution by the Electing Contributing Members. As an incentive for the Electing Contributing Member to contribute the ACC Deficit Amount to the Company, the Electing Contributing Member will be entitled to receive the ACC Priority Return and the ACC Priority Distribution with respect to the ACC Deficit Amount in accordance with the terms and conditions set forth in this Agreement. Additionally, in such a case, the Non-Contributing Member shall be subject to the Non-Contributing Member Deduction set forth in Section 6.1 hereof.

     Notwithstanding the foregoing, in the event the Contributing Members do not elect to contribute, or the Contributing Members elect to contribute but thereafter fail to timely contribute, the ACC Deficit Amount to the Company pursuant to this Section 5.2, and the aggregate Additional Capital Contributions actually contributed by the Members are less than the full Additional Capital Contributions required to be contributed by the Members pursuant to Sections 5.1.4, 5.1.6 and 5.1.7 hereof, the Managers shall take such actions and steps as the Managers deem reasonably necessary to sustain and continue the operations of the Company consistent with the terms and conditions of the Operating Plan and Budget and this Agreement.

                                      ARTICLE 6
                           ALLOCATION OF PROFITS AND LOSSES

     6.1 PROFITS AND LOSSES. All Profits and Losses of the Company shall be allocated at the end of each Fiscal Year of the Company with respect to such Fiscal Year, among the Members in the following order and priority:

          6.1.1 PROFITS. After giving effect to the special allocations set forth in Sections 6.2 and 6.3 hereof, all Profits of the Company shall be allocated as follows:

               (a) First, to the Members, until the aggregate Profits allocated pursuant to this Section 6.1.1(a) for such Fiscal Year and all prior Fiscal Years are equal to (and have been allocated in proportion to and to the extent of) the aggregate Losses allocated to the Members pursuant to Section 6.1.2(c) hereof for all previous Fiscal Years;

               (b) Second, to the Members, until the aggregate Profits allocated pursuant to this Section 6.1.1(b) for such Fiscal Year and all prior Fiscal Years are equal to (and have been allocated in proportion to and to the extent of) all Losses allocated to the Members pursuant to Section 6.1.2(b) hereof for all previous Fiscal Years;

               (c) Third, to the Electing Contributing Members, until the aggregate Profits allocated pursuant to this Section 6.1.1(c) for such Fiscal Year and all prior Fiscal Years are equal to (and have been allocated in proportion to) the aggregate accrued ACC Priority Return payable to the Electing Contributing Members pursuant to Section 5.2 hereof;

               (d) Fourth, to the Electing Contributing Members, until the aggregate Profits allocated pursuant to this Section 6.1.1(d) for such Fiscal Year and all prior Fiscal Years are equal to (and have been allocated in proportion to) the aggregate accrued ACC Priority Distribution payable to the Electing Contributing Members pursuant to Section 5.2 hereof;

               (e) Fifth, to the Members, until the aggregate Profits allocated to the Members pursuant to this Section 6.1.1(e) for such Fiscal Year and all prior Fiscal Years are equal to (and have been allocated in proportion to) the aggregate accrued Priority Return payable to the Members pursuant hereto;

               (f) Sixth, in the event the Profits are derived from any source other than a Capital Event of the Company, the Profits shall be allocated eighty percent (80%) to Legacy and twenty percent (20%) to G II.

               (g) Seventh, in the event the Profits are derived from a Capital Event of the Company, the Profits shall be allocated in the following order and priority:

                    (i) First, eighty percent (80%) to Legacy and twenty percent (20%) to G II, until such time as Legacy has received allocations of Profits pursuant to Section 6.1.1(e), Section 6.1.1(f) hereof and this Section 6.1.1(g)(i), during such Fiscal Year and all prior Fiscal Years, in an amount equivalent to a 35% IRR to Legacy;

                    (ii) Second, to G II, until the aggregate Profits allocated to G II pursuant to Section 6.1.1(f) hereof and Sections 6.1.1(g)(i) and (ii) hereof during such Fiscal Year and all prior Fiscal Years are equal to the aggregate Profits allocated to Legacy pursuant to Section 6.1.1(f) and Section 6.1.1(g)(i) hereof during such Fiscal Year and all prior Fiscal Years. It is the intent of the Members that this Section 6.1.1(g)(ii) operate as a "catch-up" provision, pursuant to which the Company will specially allocate to G II Profits in an amount such that the aggregate Profits allocated to G II pursuant to Sections 6.1.1(f) and (g)(i) and (ii) during such Fiscal Year and all prior Fiscal Years are equal to the Profits allocated to Legacy pursuant to Sections 6.1.1(f) and (g)(i) during such Fiscal Year and all prior Fiscal Years. Notwithstanding the foregoing, although the Profits allocated to Legacy pursuant to Section 6.1.1(e) hereof will be utilized for purposes of determining whether Legacy has received a thirty-five percent (35%) IRR, in no event shall the catch-up provisions set forth in Section 6.1.1(g)(ii) hereof entitle G II to receive any allocations of Profits which correspond to Legacy's Priority Return and the allocation of Profits to Legacy corresponding to such Priority Return; and

                    (iii) Third, fifty percent (50%) to Legacy and fifty percent (50%) to G II.

     All Profits to be allocated to the Electing Contributing Members pursuant to Sections 6.1.1(c) and (d) hereof shall be derived and deducted SOLELY from the Profits which would otherwise be allocated (assuming there were no special allocations to be made pursuant to Sections 6.1.1(c) and 6.1.1(d) hereof), to the applicable Non-Contributing Members pursuant to this Section 6.1 and shall NOT reduce proportionately the total Profits to be allocated to all of the Members (including the applicable Electing Contributing Member(s)) pursuant to this Section 6.1. Notwithstanding the foregoing, upon the dissolution of the Company, if there have been insufficient Profits allocated to the Electing Contributing Members pursuant to Sections 6.1.1(c) and (d) hereof during such Fiscal Year and all prior Fiscal Years (which Profits were to be derived and deducted SOLELY from the Profits which would have otherwise been allocated to the Non-Contributing Members), then a special allocation of Profits equal to such deficit amount shall be made to the Electing Contributing Members, which special allocation shall reduce the total Profits to be allocated to all of the Members pursuant to Section
6.1 hereof ("Non-Contributing Member Deduction").

     It is the intention of the Members to allocate Profits pursuant to Section 6.1.1(f) hereof in a manner which is consistent with and equal to, the Distributions of Net Cash from Operations to be distributed to the Members pursuant to Sections 7.2.5 - 7.2.7, inclusive, hereof. It is also the intention of the Members to allocate Profits pursuant to Section 6.1.1(g) hereof in a manner which is consistent with, and equal to, the Distributions of Net Cash from a Capital Event to be distributed to the Members pursuant to Section 7.3.8 hereof.

          6.1.2 LOSSES. After giving effect to the special allocations set forth in Sections 6.2 and 6.3 hereof, all Losses of the Company shall be allocated as follows:

               (a) First, to the Members, until the aggregate Losses allocated pursuant to this Section 6.1.2(a) for such Fiscal Year and all prior Fiscal Years are equal to (and have been allocated in proportion to, to the extent of, and in the reverse order of), all Profits allocated to the Members pursuant to
Section 6.1.1(c), (d), (e), (f) and (g) hereof for all previous Fiscal Years;

               (b) Second, to the Members, in proportion to, and to the extent of, each Member's positive Capital Account balance; and

               (c) Third, eighty percent (80%) to Legacy and twenty percent (20%) to G II.

     6.2 SPECIAL ALLOCATIONS. The following special allocations shall be made in the following order and priority:

          6.2.1     MINIMUM GAIN CHARGEBACK.  Except as otherwise provided in
Section 1.704-2(f) of the Treasury Regulations, and notwithstanding any other provision of this Section 6, if there is a net decrease in Company Minimum Gain during any company Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years), in an amount equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). Allocations pursuant to the prior sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.2.1 is intended to comply with the minimum gain chargeback requirement set forth in Section 1.704-2(f) of the Treasury Regulations and shall be interpreted consistently therewith.

          6.2.2 MEMBER MINIMUM GAIN CHARGEBACK. Except as otherwise provided in Section 1.704-2(i)(4) of the Treasury Regulations, notwithstanding any other provision of this Section 6, if there is a net decrease in Member Non-Recourse Debt Minimum Gain attributable to Member Non-Recourse Debt during any Company Fiscal Year, each Member who has a share of the Member Non-Recourse Debt Minimum Gain attributable to such Member Non-Recourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in Member Non-Recourse Debt Minimum Gain attributable to such Member Non-Recourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(4) and 1.704-2(j)(2). This Section
6.2.2 is intended to comply with the minimum gain chargeback requirements set forth in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

          6.2.3 QUALIFIED INCOME OFFSET. Notwithstanding the provisions of Section 6.1 hereof, if a Member unexpectedly receives any adjustments, allocations or distributions described in Treasury

Regulations Section 1.704-1(b)(2)(ii)(d) or any other event creates an Adjusted Capital Account Deficit, items of Company gain and income shall be specially allocated to such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficient as quickly as possible. Any special allocation of Profits pursuant to this Section 6.2 shall be taken into account in computing subsequent allocations of Profits pursuant to
Section 6.1, so that the net amount of any Profits allocated to each Member pursuant to this Article 6 to the extent possible, shall be equal to the net amount that would have been allocated to each such Member pursuant to this
Section 6.2.3 if such unexpected adjustments, allocations or distributions had not occurred.

          6.2.4 GROSS INCOME ALLOCATION. In the event any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of: (a) the amount such Member is obligated to restore; and (b) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 6.2.4 shall be made if and only to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 6 have been tentatively made as if this Section 6.2.4 and Section 6.2.3 hereof were not in the Agreement.

          6.2.5 NON-RECOURSE DEDUCTIONS. Any Non-Recourse Deductions for any Fiscal Year shall be specially allocated to the Members in proportion to their Percentage Interests.

          6.2.6 MEMBER NON-RECOURSE DEDUCTIONS. Any Member Non-Recourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Non-Recourse Debt to which such Member Non-Recourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).

          6.2.7 BASIS REDUCTION. Any reduction in the adjusted tax basis of any Property pursuant to Section 734(b) or Section 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Treasury Regulations.

     6.3 CURATIVE ALLOCATIONS. The allocations set forth in Sections 6.2.1 through 6.2.7, inclusive, hereof (the "Regulatory Allocations"), are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this
Section 6.3. Therefore, notwithstanding any other provision of this Article 6 (other than the Regulatory Allocations), the Managers shall make such offsetting special allocations of Membership income, gain, loss or deduction in whatever manner it determines reasonably appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not a part of this Agreement and all Company items were allocated pursuant to Section 6.1 hereof. In exercising its discretion under this Section 6.3, the Managers shall take into account future Regulatory Allocations under Sections 6.2.1 and 6.2.2 that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections
6.2.5 and 6.2.6.

     6.4  OTHER ALLOCATION RULES.

          (a) Profits, Losses and any other items of income, gain, loss or deduction shall be allocated to the Members pursuant to this Article 6 as of the last day of each Fiscal Year; provided that Profits, Losses and such other items shall also be allocated at such times as the Gross Asset Values of Company Property are adjusted pursuant to this Operating Agreement.

          (b) The Members are aware of the income tax consequences of the allocations made by this Section 6 and hereby agree to be bound by the provisions of this Article 6 in reporting their shares of Company income and loss for income tax purposes.

          (c) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Managers using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

          (d) Solely for purposes of determining a Member's proportionate share of the "excess nonrecourse liabilities" of the Company, within the meaning of Treasury Regulations Section 1.752-3(a)(3), the Member's interests in the Company's Profits are in proportion to their respective Percentage Interests.

          (e) To the extent permitted by Section 1.704-2(h)(3) of the Treasury Regulations, the Managers shall endeavor not to treat Distributions of Net Cash as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt.

     6.5  ALLOCATION UPON ASSIGNMENT OR TRANSFER OF A MEMBERSHIP INTEREST.
In the event of the assignment or transfer of all or any part of the Membership Interest of a Member, the allocable share, with respect to the Membership Interest so assigned, of Profits, Losses and Distributions shall be allocated between the assignor and the assignee to take into account their varying interests in the Company during the year in which the assignment occurred, based upon the number of days during such year that each was the record owner of the Membership Interest on the books of the Company (without regard to actual operating results of the Company); provided, however, that if under Section 706 of the Code and applicable Treasury Regulations other methods of allocations will be recognized for federal income tax purposes, including, without limitation, allocations based upon actual operating results accompanied by a closing of the Company's books as of the date of assignment or the use of a fifteen (15) day monthly convention, such other method may be used in the discretion of the Managers.

     6.6 SECTION 704(c) ALLOCATIONS. Pursuant to Section 704(c) of the Code and the Treasury Regulations promulgated thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take into account any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value on the date of contribution. Allocations pursuant to this Section 6.6 are solely for purposes of computing the amount of federal, state and local taxes payable by a Member and in no way shall such allocations be taken into account in computing the amount of the Distributions payable to any Member pursuant to the terms and conditions of this Agreement.

     6.7 ORGANIZATIONAL EXPENSES. The Company shall elect to deduct expenses incurred in connection with organizing the Company ratably over a sixty (60) month period as provided in Section 709 of the Code.

     6.8 POWER OF MANAGERS TO VARY ALLOCATIONS OF PROFITS AND LOSSES. This Agreement has been drafted in a manner which is intended to comply with the principles of Sections 704, 706 and 752 of the Code. Therefore, if the Company is advised that the allocations provided in this Article 6 are unlikely to be respected for federal income tax purposes, otherwise do not have substantial economic effect and/or otherwise create disparities in the economic results intended by the Members, the Managers are hereby granted the power to amend the allocation provisions of this Agreement, including making any special allocations of Profits or Losses on advice of accountants and legal counsel, to the minimum extent necessary to achieve the foregoing results provided, however, that no such amendment shall have any material adverse effect upon any Member.

     6.9 TAXATION AS A COMPANY. No election shall be made by the Company or any Member for the Company to be excluded from the application of any provisions of Subchapter K, Chapter 1 of Subtitle A of the Code or from any similar provisions of any state tax laws.

                                   ARTICLE 7
                                 DISTRIBUTIONS

     7.1 GENERALLY. Subject to the approval by the Majority Vote of the Members, the Company shall make periodic Distributions of Net Cash from Operations and Distributions of Net Cash from a Capital Event to the Members, subject to the payment of Operating Expenses and to the maintenance of reasonable Reserves for payment of Company obligations, including payment of sums due to any Member.

     7.2 DISTRIBUTIONS OF NET CASH FROM OPERATIONS. All Distributions of Net Cash from Operations shall be made to the Members as follows:

          7.2.1 First, to the Electing Contributing Members, until the aggregate Distributions of Net Cash from Operations pursuant to this
Section 7.2.1 and the aggregate Distributions of Net Cash from a Capital Event pursuant to Section 7.3.3 hereof for such Fiscal Year and all prior Fiscal Years are equal to (and have been distributed in proportion to, and to the extent of), the aggregate accrued ACC Priority Return payable to the Electing Contributing Members pursuant to the terms and conditions of this Agreement;

          7.2.2 Second, to the Electing Contributing Members, until the aggregate Distributions of Net Cash from Operations pursuant to this
Section 7.2.2 and the aggregate Distributions of Net Cash from a Capital Event pursuant to Section 7.3.4 hereof for such Fiscal Year and all prior Fiscal Years are equal to (and have been distributed in proportion to, and to the extent of), the aggregate accrued ACC Priority Distribution payable to the Electing Contributing Members pursuant to the terms and conditions of this Agreement;

          7.2.3 Third, to the Electing Contributing Members, until the aggregate Distributions of Net Cash from Operations pursuant to this
Section 7.2.3 and the aggregate Distributions of Net Cash from a Capital Event pursuant to Section 7.3.5 hereof for such Fiscal Year and all prior Fiscal Years are equal to (and have been distributed in proportion to, and to the extent of), the ACC Deficit Amount previously contributed to the Company by the Electing Contributing Members;

          7.2.4 Fourth, to the Members, until the aggregate Distributions of Net Cash from Operations pursuant to this Section 7.2.4 and the aggregate Distributions of Net Cash from a Capital Event pursuant to Section 7.3.6 hereof for such Fiscal Year and all prior Fiscal Years are equal to (and have been distributed in proportion to, and to the extent of), the aggregate accrued Priority Return payable to the Members pursuant hereto;

          7.2.5 Fifth, to the Members, until the aggregate Distributions of Net Cash from Operations pursuant to this Section 7.2.5 during such Fiscal Year and all prior Fiscal Years are equal to (and have been distributed in proportion to, and to the extent of), each Member's "Tax Allocation." For purposes of this Section 7.2.5, "Tax Allocation" shall mean, with respect to any Member, the excess, if any, of the following: (A) forty percent (40%) of the Profits allocated to such Member during such Fiscal Year and all prior Fiscal Years pursuant to Section 6.1.1(c), (d), (e) and (f), less (B) the amount of Net Cash distributed or to be distributed to such Member with respect to such Fiscal Year and all prior Fiscal Years pursuant to Sections 7.2.1, 7.2.2, 7.2.4, 7.2.5, 7.2.6, 7.2.7, 7.3.3, 7.3.4, and 7.3.6
hereof.

          7.2.6 Sixth, to the Members, until the aggregate Distributions of Net Cash pursuant to Section 7.2.5 hereof and this Section 7.2.6 for such Fiscal Year and all prior Fiscal Years have been distributed eighty percent (80%) to Legacy and twenty percent (20%) to G II; and

          7.2.7 Seventh, eighty percent (80%) to Legacy and twenty percent (20%) to G II.

     All Distributions of Net Cash from Operation's pursuant to Sections 7.2.1 and 7.2.2 hereof shall be accomplished in a manner which is consistent with the method in which Profits were allocated pursuant to the Non-Contributing Member Deduction set forth in Section 6.1.1 hereof. All Distributions of Net Cash from

Operations pursuant to Sections 7.2.5 through 7.2.7 hereof shall be accomplished in a manner which is consistent with the method in which Profits were allocated pursuant to Section 6.1.1(f) hereof.

     7.3 DISTRIBUTIONS OF NET CASH FROM A CAPITAL EVENT. All Distributions of Net Cash from a Capital Event shall be made to the Members as follows:

          7.3.1 First, to Legacy, until the aggregate Distributions of Net Cash from a Capital Event pursuant to this Section 7.3.1 for such Fiscal Year and all prior Fiscal Years are equal to the Legacy Initial Distribution;

          7.3.2 Second, in the event Legacy has previously delivered to the Company one or more Distribution Elections pursuant to Section 3.2(b) hereof, to Legacy, until the aggregate Distribution of Net Cash from a Capital Event pursuant to this Section 7.3.2 for such Fiscal Year and all prior Fiscal Years are equal to the aggregate Distribution Election Amounts set forth in all Distribution Elections previously received by the Company;

          7.3.3 Third, to the Electing Contributing Members, until the aggregate Distributions of Net Cash from a Capital Event pursuant to this
Section 7.3.3 and the aggregate Distributions of Net Cash from Operations pursuant to Section 7.2.1 hereof for such Fiscal Year and all prior Fiscal Years are equal to (and have been distributed in proportion to, and to the extent of), the aggregate accrued ACC Priority Return payable to the Electing Contributing Members pursuant to the terms and conditions of this Agreement;

          7.3.4 Fourth, to the Electing Contributing Members, until the aggregate Distributions of Net Cash from a Capital Event pursuant to this
Section 7.3.4 and the aggregate Distributions of Net Cash from Operations pursuant to Section 7.2.2 hereof for such Fiscal Year and all prior Fiscal Years are equal to (and have been distributed in proportion to, and to the extent of), the aggregate accrued ACC Priority Distribution payable to the Electing Contributing Members pursuant to the terms and conditions of this Agreement;

          7.3.5 Fifth, to the Electing Contributing Members, until the aggregate Distributions of Net Cash from a Capital Event pursuant to this
Section 7.3.5 and the aggregate Distributions of Net Cash from Operations pursuant to Section 7.2.3 hereof for such Fiscal Year and all prior Fiscal Years are equal to (and have been distributed in proportion to, and to the extent of), the ACC Deficit Amount previously contributed to the Company by the Electing Contributing Members;

          7.3.6 Sixth, to the Members, until the aggregate Distributions of Net Cash from a Capital Event pursuant to this Section 7.3.6 and aggregate Distributions of Net Cash from Operations pursuant to Section 7.2.4 hereof for such Fiscal Year and all prior Fiscal Years are equal to (and have been distributed in proportion to, and to the extent of), the aggregate accrued Priority Return payable to the Members pursuant hereto;

          7.3.7 Seventh, to the Members, until the aggregate Distributions of Net Cash from a Capital Event pursuant to this Section 7.3.7 during such Fiscal Year and all prior Fiscal Years are equal to (and have been distributed in proportion to, and to the extent of), the amount of each Member's Original Capital Contribution to the Company and each Member's Additional Capital Contribution to the Company pursuant to the terms and conditions of this Agreement, provided, however, the aggregate amount of Distributions to be paid to any Member pursuant to this Section 7.3.7 shall be reduced, in proportion to, and to the extent of, the aggregate amount of Distributions of Net Cash from Operations paid to such Member pursuant to Sections 7.2.3 hereof and the aggregate Distributions of Net Cash from a Capital Event pursuant to Sections 7.3.2 and 7.3.5 hereof during such Fiscal Year and all prior Fiscal Years;

          7.3.8  Eighth, to the Members, in the following order and priority:

                 (a) First, eighty percent (80%) to Legacy and twenty percent (20%) to G II, until such time as Legacy has received Distributions of Net Cash from Operations pursuant to Sections 7.2.4,

7.2.5, 7.2.6 and 7.2.7 hereof and Distributions of Net Cash from a Capital Event pursuant to Sections 7.3.6 hereof and this Section 7.3.8(a) during such Fiscal Year and all prior Fiscal Years equal to a 35% IRR;

               (b) Second, to G II, until the aggregate Distributions of Net Cash from a Capital Event pursuant to Section 7.3.8(a) hereof and pursuant to this Section 7.3.8(b) and the aggregate Distributions of Net Cash from Operations pursuant to Sections 7.2.5, 7.2.6 and 7.2.7 hereof to G II during such Fiscal Year and all prior Fiscal Years are equal to the aggregate Distributions of Net Cash from a Capital Event pursuant to Section 7.3.8(a) hereof and the aggregate Distributions of Net Cash from Operations pursuant to Sections 7.2.5, 7.2.6 and 7.2.7 hereof to Legacy during such Fiscal Year and all prior Fiscal Years. It is the intent of the Members that this
Section 7.3.8(b) operate as a "catch-up" provision for the benefit of G II consistent with the provisions of Section 6.1.1(g)(ii) hereof; and

               (c) Third, fifty percent (50%) to Legacy and fifty percent (50%) to G II.

     All Distributions of Net Cash from a Capital Event pursuant to
Sections 7.3.3 and 7.3.4 hereof shall be accomplished in a manner which is consistent with the method in which Profits were allocated pursuant to the Non-Contributing Member Deduction set forth in Section 6.1.1 hereof. All Distributions of Net Cash from a Capital Event pursuant to Section 7.3.8 hereof shall be accomplished in a manner which in consistent with the method in which Profits were allocated pursuant to Section 6.1.1(g) hereof.

     7.4 IN-KIND DISTRIBUTIONS. Company Property (other than cash) shall not be distributed in kind to the Members without the approval by the Majority Vote of the Members. If any Company Property is distributed to the Members in kind, any Member entitled to receive any interest in such Property shall receive such interest as a tenant-in-common with such other Member or Members so entitled. The amount of such Distribution shall be the fair market value of such property as of the date of the Distribution, which fair market value shall be subject to the approval by the Majority Vote of the Members. The Capital Accounts of the Members shall be adjusted to reflect the amount of Profits or Losses that would have been realized by the Company pursuant to the terms of this Agreement had the Company sold the property being distributed for the agreed fair market value immediately prior to such Distribution.

     7.5 RESTRICTION ON DISTRIBUTIONS. Notwithstanding any provisions to the contrary in this Article 7, no Distributions may be made by the Company if, after giving effect to the Distribution: (a) the Company has previously incurred any expenses which have not been paid or satisfied in full and/or the Managers reasonably determine that the Company will incur expenses in the foreseeable future; (b) the Company would not be able to pay its secured and unsecured debt obligations as they become due in the usual course of business; and/or (c) the Company's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the Company were to be dissolved at the time of the Distribution, to satisfy the preferential rights of other Members, if any, upon dissolution that are superior to the rights of the Member receiving the Distribution.

     A Member or Manager who approves a Distribution in violation of this Agreement or the Act is personally liable to the Company for the amount of the Distribution that exceeds what could have been distributed without violating this Agreement or the Act, if it is established that the Member or Manager did not act in compliance with this Section 7.5. Any Member or Manager who is so liable shall be entitled to compel contribution from:
(a) each other Member or Manager who also is so liable; and (b) each Member for the amount the Member received with knowledge of facts indicating that the Distribution was made in violation of this Agreement or the Act.

     7.6 RETURN OF DISTRIBUTIONS. Except as required by the Act and except for Distributions made in violation of this Agreement, no Member shall be obligated to return to the Company any Distribution previously made or pay the amount of any Distribution for the account of the Company or to any creditor of the Company. The amount of any Distribution returned to the Company by a Member or paid by a Member for the account of the Company or to a creditor of the Company shall be added to the account or accounts from which it was subtracted and when it was distributed to the Member.

     7.7 SECTION 754 ELECTION. Upon the transfer of Membership Interests in the Company by a Member, at the request of such transferring Member, and subject to the approval by the Managers, the Company will make the election provided for in Section 754 of the Code, provided such election is approved by the Managers. The expense of making such election, including the additional accounting expenses, shall be borne by the Company. Such election shall be filed with the Company tax information return for the first fiscal year in which the election takes effect.

                                   ARTICLE 8
                     MANAGEMENT AND CONTROL OF THE COMPANY

     8.1 RIGHTS, POWERS, DUTIES AND OBLIGATIONS OF MANAGERS. The management of the Company shall be vested in the Managers. Except as to those matters in which the approval by the Majority Vote of the Members or by the Unanimous Vote of the Members is expressly required by this Agreement, and subject to the provisions the Operating Plan and Budget, the Managers shall have all of the right, power and authority generally conferred by law or otherwise necessary, advisable or consistent with accomplishing the purposes of the Company. No action of the Managers shall be valid unless:

          (a) Each of the two (2) Managers nominated by Legacy are present, in person or by telephone, during any meeting of the Managers in which the action or matter is proposed to be taken: and

          (b) The action or matter in question is authorized by two (2) or more of all of the Managers present at any such meeting; or

          (c) The action or matter in question is authorized and approved by the unanimous written consent of all of the Managers. All documents, agreements, and instruments which have been authorized in connection with this Section 8.1 may be executed on behalf of the Company by the one (1) or more of the Managers, or by one or more of the designated Officers pursuant to any resolution or similar authorization of the Managers approving such action pursuant to this Section 8.1, which resolution or similar authorization shall be executed by the requisite number of Managers necessary to authorize such action.

     Without limiting the foregoing, it shall be the responsibility and duty of the Managers to do the following: (A) carry out the Company Purposes as set forth in Section 2.6 hereof; (B) carry out and implement all decisions which are authorized by the Majority Vote of the Members pursuant to Section 9.2 hereof; and (C) carry out and implement all decisions which are authorized by the Unanimous Vote of the Members pursuant to Section 9.3 hereof; and
(D) conduct the ordinary and usual business and affairs of the Company.

     Notwithstanding the foregoing, pursuant to Section 8.8 hereof, the Managers may elect to delegate to one or more Officers of the Company all or any designated portion of the Manager's duties and responsibilities as set forth in this Agreement. All duties and obligations delegated by the Managers to one or more Officers of the Company shall be outlined in a written instrument (which may be in the form of a resolution or similar authorization of the Managers), executed by the requisite number of Managers to approve such action.

     Any Manager may call a meeting of the Managers. Except as otherwise expressly provided in this Agreement to the contrary, meetings of the Managers shall be governed by the same notice, consent, telephonic participation, proxy and other provisions as apply to meetings of the Members pursuant to Section 9.4 hereof.

     8.2 ELECTION OF MANAGERS. The Company shall have three (3) Managers. The Managers shall continue to hold office until the occurrence of one or more of the events described in Sections 8.3 through 8.5, inclusive, below, and a successor Manager shall have been duly elected and qualified. Except as otherwise permitted pursuant to this Section 8.2, the Managers shall be elected by the Majority Vote of the Members. A Manager is not required to be a Member, an individual, and/or a resident of the State of Delaware. The initial Managers of the Company shall be Richard B. Muir, S. Eric Ottesen and G II.

     Notwithstanding any provision in this Agreement to the contrary, the Members hereby agree that, in connection with the appointment of the Managers of the Company, they will vote their Membership Interests in favor of:
(a) the two (2) Persons nominated by Legacy; and (b) the one (1) Person nominated by G II, to serve as the Managers of the Company.

     Whenever the phrase "approved by the Managers," or similar phrase thereof which contemplates some approval and/or other action on the part of the Managers, is utilized in this Agreement, it shall mean any action of the Managers which satisfies the requirements of Section 8.1 (a) or (b) hereof.

     8.3 RESIGNATION. A Manager may resign at any time by giving written notice to the other Managers and Members. Unless otherwise specified in the notice, the resignation shall take effect upon receipt by the other Managers and Members, and the acceptance of the resignation shall not be necessary to make it effective. The resignation of a Manager who is also a Member shall not affect the Manager's rights as a Member and shall not constitute a withdrawal of a Member.

     8.4 REMOVAL. A Manager may only be removed from the Company for "cause" upon the approval by the Vote of the Members. In no event may a Manager be removed without "cause." Notwithstanding the foregoing: (a) each Manager nominated by Legacy may be removed with or without cause at any time by Legacy; and (b) the Manager nominated by G II may be removed with or without cause at any time by G II. For purposes of this Section 8.4, "cause" shall be defined as:

          (a) A material breach by a Manager of any obligation of such Manager set forth in this Agreement (other than a material breach constituting gross negligence, fraud, intentional deceit or an act of moral turpitude), and the failure of a Manager to cure such breach within ten (10) calendar days after receipt of written notice specifying the same; provided, however, if the nature of such breach is such that it cannot reasonably be cured within such ten (10) calendar day period, a Manager shall not be deemed to have materially breached this Agreement if a Manager commences to cure the breach during such ten (10) calendar day period and cures the same within thirty (30) calendar days thereafter;

          (b) The performance by a Manager of his/her/its duties and obligations as a Manager of the Company, as set forth in this Agreement, in a grossly negligent manner.

          (c) The commission by a Manager of any act constituting fraud or intentional deceit;

          (d) In the case of any individual serving as a Manager, the conviction of such individual of any felony and/or any lesser crime involving moral turpitude.

          (e) With respect to the one (1) Manager nominated by G II, the occurrence of an Event of Default - G II. In the event of the occurrence of an Event of Default-G II, one (1) Manager nominated by G II shall be deemed automatically removed pursuant to this Section 8.4.

     Upon the occurrence of one or more of the events described in
Section 8.4(a) through (e) hereof, inclusive, written notice of the removal of a Manager shall be served either by certified or registered mail, return receipt requested, or by personal service. Such notice shall set forth the date upon which the removal was to become effective, and on such effective date, such Manager shall cease to be a Manager of the Company.

     8.5 DEATH, DISABILITY, DISSOLUTION OR INSOLVENCY. A Manager shall cease to be a Manager of the Company upon the occurrence of the first to occur of the following events:

          (a) In the case of any individual serving as a Manager, the death or permanent disability of such individual;

          (b)  The dissolution of a Manager; or

          (c)  The Insolvency of a Manager.

     8.6  EFFECT OF CEASING TO BE A MANAGER.  Subject to the provisions of
Section 4.3(A) hereof, in the event a Manager ceases to be a Manager of the Company as a result of the occurrence of one or more of the events described in Sections 8.3 through 8.5, inclusive, of this Agreement, and in the event the Members elect a successor Manager pursuant to Section 8.7 hereof, the following shall take place: (a) in the event the former Manager is a Member of the Company at the time of removal, the former Manager will continue to be a Member of the Company provided, however, the Membership Interest held by such Member may be subject to conversion to Economic Interests pursuant to Sections 4.3(C)hereof; and (b) thereafter, the former Manager will have the right to participate in the business and operations of the Company solely in its capacity as a Member to the extent of such Member's Membership Interest (or Economic Interests, as the case may be), in the Company, in accordance with the terms and conditions of this Agreement.

     8.7 ELECTION TO CONTINUE THE COMPANY/REPLACEMENT OF A MANAGER. If a Manager ceases to be a Manager of the Company for any reason and there is no remaining Managers, the Company shall dissolve unless the Members elect to continue the Company in effect and appoint a new Manager in accordance with the provisions of this Section 8.7. If a Manager ceases to be a Manager of the Company for any reason and there are remaining Managers, the Company shall not dissolve and the Members may elect a new Manager in accordance with the provisions of this Section 8.7. The new Manager shall be elected by the Majority Vote of the Members.

     Notwithstanding any provision in this Agreement to the contrary: (a) the Members hereby agree that they will vote their Membership Interests in favor of a Person nominated by Legacy to fill a vacancy caused by the resignation, death, disability, dissolution, Insolvency or removal of a Manager previously nominated by Legacy and elected as Manager; and (b) except as otherwise provided in
Section 4.3(A) hereof, the Members hereby agree that they will vote their Membership Interests in favor of a Person nominated by G II to fill a vacancy caused by the resignation, death, disability, dissolution, Insolvency or removal of a Manager previously nominated by G II and elected as Manager.

     8.8  OFFICERS.

          8.8.1  APPOINTMENT OF OFFICERS.  Except as otherwise provided in this
Section 8.8, the Managers may appoint officers of the Company ("Officers"). The Officers of the Company shall include, without limitation, a President, Chief Operating Officer and Secretary. Any individual may hold any number of offices. No Officer need be a resident of the State of Delaware or citizen of the United States. The Officers shall exercise such powers and perform such duties as specified in this Agreement and such other duties as shall be specified in a written instrument (which may be in the form of a resolution or similar authorization), executed by the requisite number of Managers necessary to authorize such action.

          8.8.2  REMOVAL, RESIGNATION AND FILLING OF VACANCY OF OFFICERS.
Except as otherwise provided in this Section 8.8, any Officer may be removed, either with or without cause, by the Managers at any time. Any Officer may resign at any time by delivering written notice of resignation to the Managers. Any resignation shall take effect on the date of the receipt of such notice or at any later time specified in such notice; and, unless otherwise specified in such notice, the acceptance of the resignation shall not be necessary to make it effective. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled through the designation/appointment by the Managers of a person to fill such vacancy in the manner prescribed in this Agreement for regular appointments to that office.

          8.8.3 SALARIES OF OFFICERS. The salaries of all Officers of the Company shall be set forth in the Operating Plan and Budget of the Company.

          8.8.4 DUTIES AND POWERS OF THE PRESIDENT. The President shall be the chief executive officer of the Company, and shall preside over the day-to-day management of the business and operations of the Company, subject to the terms and conditions of this Agreement, subject to the approval rights of the

Managers set forth in Section 8.1 hereof, subject to the approval rights of the Members set forth in Sections 9.2 and 9.3 hereof, and subject to the Operating Plan and Budget. Without limiting the foregoing, the President shall have such other powers and duties as may be prescribed by the Managers in a written instrument (which may be in the form of a resolution or similar authorization) executed by the requisite number of the Managers necessary to authorize such action. The President shall preside at meetings of the Members and meetings of the Managers.

     The initial President of the Company shall be Russell B. Geyser, who shall serve in such capacity until his removal or resignation.

          8.8.5 DUTIES AND POWERS OF THE CHIEF OPERATING OFFICER. The Chief Operating Officer shall be responsible for the day-to-day operations of the Company. The Chief Operating Officer shall report to the President. In the absence or disability of the President, the Chief Operating Officer shall perform the duties and exercise the powers of the President and shall perform such other duties and have such other powers as the President may from time to time prescribe. The initial Chief Operating Officer of the Company shall be Stephen Prior, who shall serve in such capacity until his removal or resignation.

          8.8.6 DUTIES AND POWERS OF SECRETARY. The Secretary shall attend all meetings of the Managers and all meetings of the Members, and shall record all the proceedings of the meetings in a book to be kept for that purpose, and shall perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the Members and Managers, and shall perform such other duties as may be prescribed by the Managers. The Secretary shall have custody of the seal, if any, and the Secretary shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature. The Managers may give general authority to any other officer to affix the seal of the Company, if any, and to attest the affixing by his or her signature.

     The Secretary shall keep, or cause to be kept, at the principal executive office a register, or a duplicate register, showing the names of all Members and their addresses, their Percentage Interests, the number and date of certificates issued for the same, and the number and date of cancellation of every certificate surrendered for cancellation. The Secretary shall perform such other duties and have such other authority as may be prescribed elsewhere in this Agreement or from time to time by the Managers. The Secretary shall have the general duties, powers and responsibilities of a secretary of a corporation. The Secretary shall report to the President. The initial Secretary of the Company shall be S. Eric Ottesen, who shall serve in such capacity until his removal or resignation.

     8.9 OPERATING PLAN AND BUDGET. The initial operating plan and budget for the Company Purposes is attached hereto as Exhibit "A," and incorporated herein by reference ("Operating Plan and Budget"). The Members acknowledge and agree that the initial Operating Plan and Budget, attached hereto as Exhibit "A", is a preliminary draft only, and the Members hereby agree to work together in good faith to finalize the initial Operating Plan and Budget as soon as commercially practical after the date of this Agreement. The final form of the Operating Plan and Budget will contain a comprehensive plan for the operation of the Company Purposes including, without limitation, the following: (a) an overall plan and budget for the purchase of existing Carwash Facilities, including, without limitation, a list of investment criteria with respect to such purchases (acknowledging that some acquisitions may be subject to long-term land leases); (b) overall plan and budget for lease and/or acquisition of land for the development of new Car Wash Facilities; (c) the overall marketing plan for the Carwash Facilities; (d) the proposed operating budget for the Carwash Facilities; (e) the proposed plan for the development of brand name identification and other intellectual property; and (f) any other matters pertaining to the Company Purposes deemed necessary or appropriate by the Managers to be included within the Operating Plan and Budget.

     8.10 REVISIONS TO OPERATING PLAN AND BUDGET. During the term of this Agreement, the Managers shall use commercially reasonable efforts to comply with the terms and conditions of the Operating Plan and Budget. If at any time during such period there are changes in conditions, circumstances or otherwise, which cause the Managers to be in a position where the Managers cannot comply with the terms and conditions of the Operating Plan and Budget, and/or the Managers determine that it is in the best interests of the Company and the Members to modify or amend the Operating Plan and Budget, the Managers shall give written notice to the Members and provide in narrative form an explanation of the changes in condition, circumstances or otherwise. In conjunction with such notice, the Managers shall also submit to the Members, for its review and approval, a revised Operating Plan and Budget ("Revised Operating Plan and Budget"). The Revised Operating Plan and Budget shall include an overall plan and budget for the enhancement, improvement, modification, remodeling and/or renovation of the acquired Carwash
Facilities. Notwithstanding any provision to the contrary in Section 8.9 hereof or this Section 8.10, G II, as Facilities Manager under the Management Agreement, is responsible for preparing the Original Operating Plan and Budget and each Revised Operating Plan and Budget, including, without limitation, compiling all of the information necessary to prepare the Original Operating Plan and Budget and each Revised Operating Plan and
Budget. Thereafter, the Managers shall approve the final form of the Original Operating Plan and Budget and each Revised Operating Plan and Budget and shall submit and present such revised Operating Plan and Budget to the Members pursuant to this Section 8.10.

     The approval by the Majority Vote of the Members shall be required for the adoption and implementation of the Revised Operating Plan and Budget. In the event Members representing the Majority Vote of the Members object to any portion of the Revised Operating Plan and Budget, such Members shall, contemporaneously with the delivery of their objections, submit to the Managers counter-proposals as to the matters to which they object. Notwithstanding the foregoing, until such time as the Revised Operating Plan and Budget has been finalized by the Managers and approved by the Majority Vote of the Members in accordance with the terms and conditions of this Section 8.10, the Managers shall perform their duties in accordance with the Operating Plan and Budget currently then in effect. Following the approval by the Majority Vote of the Members of the Revised Operating Plan and Budget, with respect to the period of time in question, all references in this Agreement to the Operating Plan and Budget shall mean the Revised Operating Plan and Budget.

     Nothing in this Section 8.10 shall constitute a limitation on the rights and remedies set forth in Section 4.3 hereof.

     8.11 EMERGENCIES. Notwithstanding anything contained in this Agreement to the contrary, in the event of any emergency affecting the safety of persons or property, or which is likely to result in a substantial injury, damage or loss to the Company and/or the Members, the Managers are hereby authorized to act in a manner intended to mitigate or prevent threatened damage, injury or loss and, in connection therewith, if deemed prudent by the Managers, the Managers shall be entitled to make expenditures in excess of the limitations set forth in the Operating Plan and Budget without the necessity of securing the approval by the Majority Vote of the Members prior to such expenditure.

     8.12  COMPENSATION TO THE MEMBERS, MANAGERS, Officers AND THEIR
AFFILIATES. Neither of the Members, Managers, Officers nor any of their respective Affiliates, shall be entitled to receive any payments or distributions from the Company except as expressly provided in this Section 8.12 or as otherwise expressly provided for in this Agreement.

           8.12.1 GUARANTY FEE. In the event Legacy is required to guarantee one or more of the Credit Facilities, or any portion thereof, the Company shall pay to Legacy an annual guaranty fee ("Guaranty Fee"), which Guaranty Fee shall be determined and payable in accordance with the provisions of this Section
8.12.1. For each twelve (12) month period or portion thereof in which the applicable Credit Facility is outstanding and Legacy's guaranty is in effect, the Guaranty Fee shall be an amount equal to one percent (1%) of the total available credit limit under the applicable Credit Facility guaranteed by Legacy. The Guaranty Fee will be paid by the Company concurrently with the execution of the guaranty by Legacy and the delivery of the same to the applicable Lenders under the Credit Facility and at the commencement of each twelve (12) month period thereafter. The Guaranty Fee shall be deemed fully earned at the time of delivery of the guaranty by Legacy to the applicable Lenders under the Credit Facility. Notwithstanding the foregoing, in the event a Credit Facility which is guaranteed in whole or in part by Legacy is paid or otherwise satisfied in full at any time during the twenty-four (24) month period immediately following the date of this Agreement, the Company shall be entitled to a refund of the Guaranty Fee previously paid to Legacy with respect to the twelve (12) month period in which the applicable Credit Facility is paid or otherwise satisfied in full, which refund shall be determined as follows:


     Amount of Guaranty Fee previously paid to      Number of Days remaining in
     Legacy with respect to the applicable          APPLICABLE TWELVE (12) MONTH
     twelve (12) month period                   X   PERIOD
                                                                 365


Except as provided above, in the event the any Credit Facility is paid or otherwise satisfied in full at any time during the twelve (12) month period following the payment by the Company to Legacy of the Guaranty Fee, the Company shall not be entitled to any rebate or refund of the Guaranty Fee.

           8.12.2 REIMBURSEMENT OF EXPENSES. The Company shall reimburse the Managers and the Officers for certain reasonable costs, fees and expenses incurred by the Managers and/or the Officers in connection with the performance of their duties and responsibilities as Managers and Officers, respectively, of the Company; provided: (a) such expenditures were authorized or contemplated in the Operating Plan and Budget; and (b) the Managers and/or the Officers requesting reimbursement provide appropriate documentation to the Company evidencing the payment of such expenditure.

     In addition to the foregoing, Legacy shall have the right, in its sole and absolute discretion, to retain control over all accounting, finance and tax matters relating to the Car Wash Facilities and the Company. In such a case, Legacy shall be reimbursed by the Company for all services performed by Legacy in connection with the foregoing and shall also be entitled to be reimbursed for all reasonable out-of-pocket costs, fees and expenses incurred by Legacy arising out of and or in connection with the performance by Legacy of such duties and responsibilities.

           8.12.3 DISTRIBUTIONS. The Members are entitled to receive certain Distributions from the Company as set forth in Articles 7 and 14 of this Agreement.

           8.12.4 NO OTHER FEES OR PAYMENTS. Except as expressly provided for in this Section 8.12 or otherwise expressly provided for in this Agreement, none of the Members, Managers, nor any of their respective Affiliates shall be entitled to receive any payments or distributions from the Company.

     8.13 PERFORMANCE OF DUTIES; LIABILITY OF MANAGERS and Officers. Neither the Managers nor any Officers shall be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member, unless the loss or damage shall have been the result of fraud, deceit, gross negligence, reckless or intentional misconduct, or a knowing violation of law by the Managers or the Officers, as applicable. The Managers and the Officers shall perform their duties in good faith, in a manner they reasonably believe to be in the best interests of the Company and its Members, and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances. A Manager who so performs the duties of a Manager shall not have any liability solely by reason of being or having been a Manager of the Company. An Officer who so performs his/her duties as an Officer shall not have any liability solely by reason of being or having been an Officer of the Company.

     In performing their duties, the Managers and Officers shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, of the following persons or groups (unless it has knowledge concerning the matter in question that would cause such reliance to be unwarranted); provided that the Managers and Officers act in good faith and after reasonable inquiry when the need therefor is indicated by the circumstances:

           (a) One or more officers, employees or other agents of the Company whom the Managers or Officers reasonably believe to be reliable and competent in the matters presented;

           (b) Any attorney, independent accountant, or other person as to matters which the Managers or Officers reasonably believe to be within such person's professional or expert competence; or

           (c) A committee upon which the Managers or Officers may or may not serve, duly designated in accordance with a provision of the Articles or this Agreement, as to matters within its designated authority, which committee the Managers or Officers reasonably believe so merit competence.

     8.14  RIGHT TO RELY ON AUTHORITY OF MANAGERS/ACTS OF MANAGERS AS
CONCLUSIVE EVIDENCE OF AUTHORITY. All decisions made for and on behalf of the Company by the Managers in the ordinary course of business of the Company, or pursuant to this Agreement, shall be binding upon the Company. No Person dealing with the Managers shall be required to determine their authority to bind or act on behalf of the Company, nor to determine any facts or circumstances bearing upon the existence of such authority.

     Any note, mortgage, evidence of indebtedness, contract, agreement, certificate, statement, conveyance, or other instrument in writing, and any assignment or endorsement thereof, executed or entered into between the Company and any other Person, when signed by the Managers is not invalidated as to the Company by any lack of authority of the signing person in the absence of actual knowledge on the part of the other Person that the Managers had no authority to execute the same.

     8.15 INSURANCE. The Company shall maintain for the protection of the Company and all of its Members such insurance as the Managers, in their sole discretion, deems necessary for the operations being conducted.

     8.16 COMPANY EXPENSES. Subject to any limitations set forth in this Agreement, and except as otherwise provided in this Agreement, the Company shall pay all expenses of the Company which may include, but are not limited to, the Operating Expenses.

     8.17 DEVOTION OF TIME/COMPETING ACTIVITIES. Neither the Managers nor the Officers are obligated to devote all of their business time or business efforts to the affairs of the Company. Notwithstanding the foregoing, the Managers and Officers are required to devote whatever time, effort and skill is reasonably necessary or appropriate for the efficient management and operation of the Company. The Managers, the Officers, the Members and their respective Affiliates, may engage in or invest in, independently or with others, any business activity of any type or description (other than businesses which are or may be in competition with the Company), and neither the Company nor any other Member, Manager or Officer shall have the right in or to such other ventures or activities, or to the income or proceeds derived therefrom. The Managers, the Officers, the Members and their respective Affiliates, shall have the right to hold any investment opportunity or prospective economic advantage for his/her/its own account or direct such opportunity to persons other than the Company.

     8.18 LIMITED LIABILITY. No Person who is a Manager or Officer of the Company shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being a Manager or Officer of the Company.

     8.19 MEMBERS/MANAGER. Pursuant to Section 8.2 hereof, Legacy has the sole right to designate and appoint the majority of the Managers of the Company and pursuant to Section 9.2 hereof, the term "Majority Interest of the Members" means the vote or written consent of Legacy. As a result of the foregoing provisions, together with other similar provisions contained in this Agreement, Legacy has a substantial degree of control over the management and operation of the Company. G II acknowledges and agrees that many of the matters which will fall within the scope of Legacy's decision making authority may involve Legacy and/or a Legacy Affiliate (example: removal of a Manager), and, as a result, Legacy may have a direct or perceived conflict of interest. Notwithstanding the foregoing, G II acknowledges and agrees that a material part of the consideration for Legacy entering into this Agreement is Legacy's control over the management and operations of the Company in accordance with the provisions of this Agreement. Accordingly, G II hereby acknowledges and agrees that Legacy shall have the right to exercise all of its rights and privileges as set forth in this Agreement, regardless of whether or not the matters involve Legacy and/or a Legacy Affiliate, and G II hereby waives and relinquishes any claims that G II may have that Legacy has a fiduciary or similar duty to G II or that Legacy has breached any other duties or obligations to G II as a result of the exercise by Legacy of any of its rights or privileges as set forth in this Agreement.


                                      ARTICLE 9
                  RIGHTS, POWERS AND APPROVAL RIGHTS OF THE MEMBERS

     9.1 LIMITED LIABILITY. Except as required under the Act or as expressly set forth in this Agreement, no Member shall be personally liable for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise.

     9.2 RESTRICTIONS ON THE POWER AND AUTHORITY OF THE MANAGERS -- MAJORITY VOTE OF THE MEMBERS. Except to the extent expressly authorized pursuant to this Agreement or the Operating Plan and Budget, neither the Managers nor any individual acting on the Manager's behalf or on behalf of the Company, including, without limitation, any Officer of the Company, shall have the power or authority, on behalf of the Company, to undertake any of the following without the approval by the Majority Vote of the Members:

           9.2.1 Enter into an agreement with or otherwise engage in business with, a Manager, a Member, or any Affiliate of a Manager or a Member;

           9.2.2 Permit or cause the Company to make a loan to a Manager, a Member, an Officer or any Affiliate of a Manager or a Member;

           9.2.3 Modify or amend the Operating Plan and Budget;

           9.2.4 Enter into any contracts or agreements not expressly authorized or contemplated in this Agreement and/or in the Operating Plan and Budget;

           9.2.5 Cause the Company to incur any expenditures other than those expressly authorized within the Operating Plan and Budget. Notwithstanding the foregoing, with respect to each such authorized expenditure, the Managers may exceed the line item amount allocable to any such expenditure as set forth in the Operating Plan and Budget, as applicable, without the approval by the Majority Vote of the Members, provided the following conditions are satisfied:
(a) such excess expenditure does not exceed the applicable line item by the greater of five percent (5%) or Ten Thousand Dollars ($10,000.00); (b) such excess expenditure, when combined with all other excess expenditures with respect to the applicable Operating Plan and Budget, do not exceed, in the aggregate, the sum of Fifty Thousand Dollars ($50,000.00).

           9.2.6 Except as otherwise expressly provided in Section 8.7 hereof, appoint any Person as a Manager to the Company;

           9.2.7 Subject to the provisions of Section 8.8 hereof, appoint any person to serve as an Officer of the Company, remove any person who is serving as an Officer of the Company, or amend any material respect of the scope or nature of any such Person's compensation or benefits;

           9.2.8 Cause the Company to enter into a joint venture or other similar business relationship with any other Person;

           9.2.9 Purchase, acquire and/or lease any existing Car Wash
Facilities;

           9.2.10 Purchase or lease land (with or without improvements thereon) to be improved by the Company with the construction and development of new Car Wash Facilities;

           9.2.11 Enhance, improve, modify, remodel and/or renovate any Car Wash Facilities;

           9.2.12 Approve the terms and conditions of any construction contract to be entered into with the general contractor(s) for the construction, development, enhancement, improvement, modification, remodeling and/or renovation to any Car Wash Facilities, and any and all modifications or amendments thereto;

           9.2.13 Bring or defend, pay, collect, compromise, arbitrate, resort to legal action or otherwise adjust claims or demands of or against the Company; when the matter involves claims in excess of the sum of Ten Thousand Dollars ($10,000.00);

           9.2.14 Create, incur, assume, guarantee or cause the Company to be liable for any indebtedness including, without limitation, any Credit Facility;

           9.2.15   Mortgage, pledge, hypothecate or encumber any Company
Property;

           9.2.16 Guarantee or otherwise collateralize or secure the obligations of any other Person;

           9.2.17 Refinance, prepay, modify, consolidate or extend any indebtedness of the Company;

           9.2.18 Sell, transfer, lease, convey, exchange or otherwise dispose of any item of Property other than upon terms and conditions which are authorized in the Operating Plan and Budget;

           9.2.19 Make any election, if permitted by applicable law, to adjust the basis of Property pursuant to Sections 754, 734(b) and 743(b) of the Code, or comparable provisions of state and local law;

           9.2.20 Determine the amount of any Reserves to be maintained by the Company;

           9.2.21 Determine the amount and the timing of any proposed Distributions of Net Cash from the Operations or the Distributions of Net Cash from a Capital Event by the Company;

           9.2.22 Make any Distributions of Property in kind to any Member and/or determine the fair market value of such Property;

           9.2.23 Amend this Agreement except an amendment authorized to be accomplished by the Managers pursuant to Sections 4.3 or 6.8 hereof;

           9.2.24   Dissolve and wind up the Company pursuant to Section
14.1.3 hereof;

           9.2.25 Issue any press releases or other public dissemination of information concerning the Company, the Company Purposes, the Car Wash Facilities and/or the Members; and

           9.2.26 Undertake any other action which requires the approval by the Majority Vote of the Members pursuant to this Agreement and not otherwise set forth above.

     9.3 UNANIMOUS VOTE OF THE MEMBERS. Except to the extent expressly authorized pursuant to this Agreement or the Operating Plan and Budget, neither the Managers nor any individual acting on the Manager's behalf or otherwise on behalf of the Company, including, without limitation, any Officer of the Company, shall have the power or authority, on behalf of the Company, to undertake any of the following actions without approval by the Unanimous Vote of the Members:

           9.3.1 Undertake any action which is expressly prohibited by law or this Agreement;

           9.3.2 The Transfer of a Membership Interest pursuant to Section
10.1 hereof;

           9.3.3 The admission of any Person as a Member or a Substitute Member of the Company pursuant to Section 10.6 hereof;

           9.3.4 Any increase, decrease or other modification or change in the amount of the Guaranty Fee payable to Legacy;

           9.3.5 Undertake any other action which requires the approval by the Unanimous Vote of the Members pursuant to this Agreement and not otherwise set forth above.

     9.4   MEETINGS OF MEMBERS.

           9.4.1 DATE, TIME AND PLACE OF MEETINGS OF MEMBERS; SECRETARY. Meetings of Members may be held at such date, time and place within or without the State of Delaware as the Managers may fix from time to time. No annual or regular meeting of Members is required. At any Members' meeting, the President shall preside at the meeting. The Managers shall prepare minutes of the meeting which shall be placed in the minute books of the Company.

           9.4.2 POWER TO CALL MEETINGS. Unless otherwise prescribed by the Act or by the Articles, meetings of the Members may be called by the Managers, or upon written demand of Members holding more than ten percent (10%) of the Percentage Interests, for the purpose of addressing any matters on which the Members may vote.

           9.4.3 NOTICE OF MEETING. Written notice of a meeting of Members shall be sent or otherwise given to each Member in accordance with Section
9.4.4 not less than thirty (30) nor more than sixty (60) days before the date of the meeting. The notice shall specify the place, date and hour of the meeting and the general nature of the business to be transacted. No other business may be transacted at this meeting. Upon written request to the Managers by any person entitled to call a meeting of Members, the Managers shall immediately cause notice to be given to the Members entitled to vote that a meeting will be held at a time requested by the person calling the meeting, not less than thirty (30) days nor more than sixty (60) days after the receipt of the request, the person entitled to call the meeting may give the notice.

           9.4.4 MANNER OF GIVING NOTICE; AFFIDAVIT OF NOTICE. Notice of any meeting of Members shall be given either personally or by first class mail, facsimile or other written communication, charges prepaid, addressed to the Member at the address of that Member appearing on the books of the Company or given by the Member to the Company for the purpose of notice. Notice shall be deemed to have been given when received by the Member.

           9.4.5 VALIDITY OF ACTION. The approval by the Majority Vote of the Members of any matter requiring their approval shall be the act of the Members, unless the approval by the Unanimous Vote of the Members is otherwise required by this Agreement or the Act. Unless otherwise expressly provided in this Agreement or required under the Act, Members who have an interest (economic or otherwise) in the outcome of any particular matter upon which the Members vote or consent, may vote or consent upon any such matter and their Percentage Interests, vote or consent, as the case may be, shall be counted in the determination of whether the requisite matter was approved by the Majority Vote of the Members or the Unanimous Vote of the Members, as applicable.

           9.4.6 QUORUM. During the term of this Agreement, the presence in person or by proxy of Legacy shall constitute a quorum at a meeting of the Members. The Members present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the loss of a quorum, if any action taken after loss of a quorum (other than adjournment) is approved by those Members representing a Majority Vote of the Members.

           9.4.7 ADJOURNED MEETING; NOTICE. Any Members' meeting, whether or not a quorum is present, may be adjourned from time to time by the vote of the majority of the Percentage Interests represented at that meeting, either in person or by proxy, but in the absence of a quorum, no other business may be transacted at that meeting, except as provided in Section 9.4.6. When any meeting of Members is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place are announced at a meeting at which the adjournment is taken, unless a new record date for the adjourned meeting is subsequently fixed, or unless the adjournment is for more than forty-five (45) days from the date set for the original meeting, in which case the Managers shall set a new record date. At any adjourned meeting the Company may transact any business which might have been transacted at the original meeting.

           9.4.8 Waiver of Notice or Consent. The actions taken at any meeting of Members however called and noticed, and wherever held, have the same validity as if taken at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, each of the Members entitled to vote, who was not present in person or by proxy, signs a written waiver of notice or consents to the holding of the meeting or approves the minutes of the meeting. All such waivers, consents or approvals shall be filed with the Company records or made a part of the minutes of the meeting.

     Attendance of a person at a meeting shall constitute a waiver of notice of that meeting, except when the person objects, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened, and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters not included in the notice of the meeting if that objection is expressly made at the meeting. Neither the business to be transacted nor the purpose of any meeting of Members need be specified in any written waiver of notice except as provided in Section 9.4.5.

           9.4.9 ACTION BY WRITTEN CONSENT WITHOUT A MEETING. Any action that may be taken at a meeting of Members may be taken without a meeting, if a consent in writing setting forth the action so taken, is signed and delivered to the Company within sixty (60) days of the record date for that action by Members having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all Members entitled to vote on that action at a meeting were present and voted. All such consents shall be filed with the Managers or the Secretary of the Company and shall be maintained in the Company records. Any Member giving a written consent, or the Member's proxy holders, may revoke the consent by a writing received by the Managers or Secretary of the Company before written consents of the number of votes required to authorize the proposed action have been filed.

     Unless the consents of all Members entitled to vote have been solicited in writing: (i) notice of any Member approval of an amendment to the Articles or this Agreement, a dissolution of the Company, or a merger of the Company, without a meeting by less than unanimous written consent, shall be given at least ten (10) days before the consummation of the action authorized by such approval; and (ii) prompt notice shall be given of the taking of any other action approved by Members without a meeting by less than unanimous written consent, to those Members entitled to vote who have not consented in writing.

           9.4.10 Telephonic Participation by Member at Meetings. Members may participate in any Members' meeting through the use of any means of conference telephones or similar communications equipment as long as all Members participating can hear one another. A Member so participating is deemed to be present in person at the meeting.

           9.4.11 PROXIES. Every Member entitled to vote shall have the right to do so either in person or by one or more agents authorized by a written proxy signed by the person and filed with the Managers or Secretary of the Company. A proxy shall be deemed signed if the Member's name is placed on the proxy (whether by manual signature, typewriting, telegraphic transmission, electronic transmission or otherwise) by the Member or the Member's attorney-in-fact. A proxy may be transmitted by an oral telephonic transmission if it is submitted with information from which it may be determined that the proxy was authorized by the Member or the Member's attorney-in-fact. A validly executed proxy which does not state that it is irrevocable shall continue in full force and effect unless: (i) revoked by the person executing it, before the vote pursuant to that proxy, by a writing delivered to the Company stating that the proxy is revoked, or by a subsequent proxy executed by, or attendance at the meeting and voting in person by, the person executing the proxy; or (ii) written notice of the death or incapacity of the maker of that proxy is received by the Company before the vote pursuant to that proxy is counted; provided, however, that no proxy shall be valid after the expiration of eleven (11) months from the date of the proxy, unless otherwise provided in the proxy.

     9.5   CERTIFICATE OF COMPANY INTEREST.

           9.5.1 CERTIFICATE. A Membership Interest may be represented by a certificate of membership ("Certificate"). The exact contents of a Certificate may be determined by action of the Managers but shall be issued substantially in conformity with the following requirements. The Certificates shall be respectively numbered serially, as they are issued, shall be impressed with the Company seal or a facsimile thereof, if any, and shall be signed by the Managers or Officers of the Company. Each Certificate shall state the name of the Company, the fact that the Company is organized under the laws of the State of Delaware as a limited liability company, the name of the person to whom issued, the date of issue, and the Percentage Interests represented thereby. A statement of the designations, preferences, qualifications, limitations, restrictions, and special or relative rights of the Membership Interest, if any, shall be set forth in full or summarized on the face or back of the certificates which the Company shall issue, or in lieu thereof, the certificate may set forth that such a statement or summary will be furnished to any holder of a Membership Interest upon request without charge. Each Certificate shall be otherwise in such form as may be determined by the Managers.

           9.5.2 CANCELLATION OF CERTIFICATE. All Certificates surrendered to the Company for transfer shall be canceled and no new certificates of membership shall be issued in lieu thereof until the former Certificates for a like number of Membership Interests shall have been surrendered and canceled, except as herein provided with respect to lost, stolen or destroyed Certificates.

           9.5.3 REPLACEMENT OF LOST, STOLEN OR DESTROYED CERTIFICATE. Any Member claiming that his or her Certificate is lost, stolen or destroyed may make an affidavit or affirmation of that fact and request a new Certificate. Upon the giving of a satisfactory indemnity to the Company as reasonably as required by the Managers, a new certificate may be issued of the same tenor and representing the same Percentage Interest of membership as was represented by the Certificate alleged to be lost, stolen or destroyed.

                                      ARTICLE 10
                 SALE, ASSIGNMENT OR TRANSFER OF MEMBERSHIP INTERESTS

     10.1 SALE, ASSIGNMENT OR TRANSFER OF A MEMBERSHIP INTEREST. Except as otherwise provided in this Agreement, and subject to the provisions of Sections 10.7 and 10.8 hereof, no Member shall be entitled to sell, transfer, exchange, convey, assign, encumber or in any way alienate ("Transfer"), all or any part of such Member's Membership Interest in the Company except upon the Unanimous Vote of the Members, which approval may be granted or withheld in the sole and absolute discretion of the Members. Without limiting the foregoing, the sale, transfer, exchange, conveyance, assignment or encumbrance (or the occurrence of any other event which has the effect of the foregoing, (ex: admission of additional shareholders, members or partners of a Member), of fifty percent (50%) or more of: (a) the voting stock of a Member (if the Member is a corporation); (b) the membership interests of a Member (if the Member is a limited liability company); or (c) the partnership interests of a Member (if the Member is a general or limited partnership), whether in one transaction, or in a series of related or unrelated transactions, shall be deemed to constitute a "Transfer" for purposes of this
Section 10.1. Subject to the approval of any such Transfer by the Unanimous Vote of the Members, upon the consummation of any such Transfer, the Membership Interest so transferred shall continue to be subject to the terms and conditions of this Agreement and any further Transfers of all or any portion of the applicable Membership Interest shall be subject to the terms and conditions of this Agreement.

     10.2 EXCEPTIONS. Notwithstanding the terms and conditions of Sections 10.1, 10.7 and 10.8 hereof, a Member may Transfer his/her Membership Interest (or any portion thereof) under one or more of the circumstances described below; provided, however, that such Membership Interest shall remain subject to all of the terms and conditions of this Agreement:

           (a) Each Member may Transfer all or any portion of his/her/its Membership Interest to any other Member or Members;

           (b)   Subject to the provisions of this Section 10.2(b) and
Section 10.7 and 10.8 hereof, Legacy may transfer its Membership Interest to any Person, at any time in its sole and absolute discretion. In connection with any such transfer of Legacy's Membership Interest, such Person will be required to assume all duties and obligations of Legacy pursuant to this Agreement. Concurrently with any such transfer, Legacy shall provide to the Company and G II reasonable evidence of the designated Persons financial capacity to perform and fulfill all of Legacy's duties and obligations set forth in this Agreement.

     10.3 FURTHER RESTRICTIONS ON TRANSFERS. In addition to the other restrictions on Transfers contained in this Agreement, other than in the case of a Transfer pursuant to Section 10.2(b) hereof, no Membership Interest, or any portion thereof, may be transferred unless and until the following conditions have been satisfied, as determined by the Managers:

           10.3.1 Such Transfer will not result in the violation of any applicable federal or state securities laws or regulations;

           10.3.2 Such Transfer will not require registration of any securities under federal or state securities laws or regulations and/or will not require the consent of or a permit from the governing agencies pursuant to any applicable federal or state securities laws or regulations;

           10.3.3 Other than in the case of a Transfer authorized pursuant to Section 10.2(b) hereof, such Transfer will not result in the termination of the Company under the Code; and/or

           10.3.4 Such Transfer will not result in the release of the Member transferring the Membership Interest from any liability that such Member may have to the Company as of the date of such Transfer.

     As a condition to approving any proposed Transfer, the Managers may require that the transferor furnish the Company with a written opinion of legal counsel, in form and substance reasonably satisfactory to the Managers, that the proposed Transfer will satisfy and not violate the conditions described in this Section 10.3.

     The Transfer by a Member of a Membership Interest shall become effective on the first day of the month following satisfaction of the requirements set forth in Section 10.1 and this Section 10.3, and receipt by the Managers of evidence of such Transfer, in form and substance reasonably satisfactory to the Managers.

     10.4 RIGHTS OF LEGAL REPRESENTATIVES. Subject to the provisions of this Article 10, in the event of the death or permanent disability of a Member, the Member's executor, administrator, guardian, conservator or other legal representative may exercise all of the Member's rights for the purpose of settling the Member's estate or administering the Member's property, including any power the Member is entitled to exercise under this Agreement. Subject to the provisions of this Article 10, in the event of the dissolution or liquidation of a Member, the powers of that Member may be exercised by its legal representative or successor-in-interest.

     10.5 NO EFFECT TO TRANSFERS IN VIOLATION OF AGREEMENT. Upon any Transfer of a Membership Interest in violation of this Article 10, the Assignee shall have no right to vote or participate in the management of the business, property and affairs of the Company or to exercise any rights of a Member. Such Assignee shall only be entitled to become an Economic Interest Owner and thereafter shall only receive the Profits, Losses and Distributions to which the transferor of such Economic Interest would otherwise be entitled. Notwithstanding the immediately preceding sentences, if, in the determination of the Managers, a transfer in violation of this Article 10 would cause the termination of the Company under the Code (other than in the case of a Transfer authorized pursuant to Section 10.2(b) hereof), in the sole discretion of the Managers, the Transfer shall be null and void and the Assignee shall not become either a Member or an Economic Interest Owner.

     10.6 REQUIREMENTS FOR SUBSTITUTION OF A NEW MEMBER. No Assignee of the whole or a portion of a Membership Interest shall have the right to become a Substituted Member, in place of his/her/its transferor, unless and until all of the following conditions are satisfied:

           (a) The Assignee has been approved to become a Substituted Member by the Majority Vote of the Members. Notwithstanding the foregoing, in the event Legacy transfers its Membership Interest to any Person pursuant to Section 10.2(b) hereof, the Members hereby approve such Person becoming a Substituted Member pursuant to this Section 10.6;

           (b) A duly executed and acknowledged written instrument of transfer approved by the Managers shall have been filed with the Company setting forth the intention of the transferor that transferee become a Substituted Member in its place;

           (c) The transferor and Assignee shall have executed and acknowledged, and caused such other persons to execute and acknowledge, such other instruments as the Managers may reasonably deem necessary or desirable to effect such substitution, including, without limitation, the written acceptance and adoption by the Assignee of the provisions of the Articles and this Agreement;

           (d) The requirements set forth in Section 10.3 have been satisfied.

     10.7  RIGHT OF FIRST NEGOTIATION.  Notwithstanding the provisions of
Section 10.1 hereof, if any Member ("Transferring Member") desires to transfer all or any part of his or her Membership Interest (other than pursuant to Section 10.2 hereof), such Member shall notify the other Member ("Non-Transferring Member") in writing of such desire and, for a period of thirty (30) days thereafter, the Transferring Member and the Non-Transferring Member shall negotiate with respect to the purchase of such Transferring Member's Membership Interest. During such period, the Transferring Member may not solicit a transferee for such Membership Interest.

     10.8 RIGHT OF FIRST REFUSAL. If the period described in Section 10.7 expires without an agreement being reached as to the purchase of the Membership Interest referred to therein, the Transferring Member may solicit transferees. In such event, each time a Transferring Member proposes to transfer all or any part of his/her/its Membership Interest (or as required by operation of law or other involuntary transfer to do so), other than pursuant to Section 10.2 hereof, such Member shall first offer such Membership Interest to the Non-Transferring Member in accordance with the following provisions:

           (a) The Transferring Member shall deliver a written notice ("Notice") to the Non-Transferring Member stating: (i) the Transferring Member's bona fide intention to transfer such Membership Interest; (ii) the Membership Interest to be transferred; (iii) the purchase price and terms of payment for which the Member proposes to transfer such Membership Interest; and (iv) the name and address of the proposed transferee. The Notice shall include a copy of the executed agreement between the Transferring Member and the proposed transferee.

           (b) The Non-Transferring Member shall have the right, but not the obligation, to elect to purchase the Membership Interest upon the price and terms of payment designated in the Notice. If the Notice provides for the payment of non-cash consideration, such Non-Transferring Member may elect to pay the consideration in cash equal to the good faith estimate of the present fair market value of the non-cash consideration offered as determined by the Managers. Within sixty (60) calendar days after receipt of the Notice, the Non-Transferring Member shall notify the Managers in writing of his/her/its desire to purchase the Membership Interest proposed to be so transferred. The failure of the Non-Transferring Member to submit a Notice within the applicable period shall constitute an election on the part of the Non-Transferring Member not to purchase the Membership Interest which may be so transferred. The Non-Transferring Member electing to purchase shall be required to purchase the entire Membership Interest specified in the Notice.

           (c) If the Non-Transferring Member elects to purchase the Membership Interest designated in the Notice, then the closing of such purchase shall occur within ninety (90) calendar days after receipt of such notice and the Transferring Member and the Non-Transferring Member shall execute such documents and instruments and make such deliveries as may be reasonably required to consummate such purchase.

           (d) If the Non-Transferring Member elects not to purchase or obtain, or defaults in its obligation to purchase or obtain, all of the Membership Interest designated in the Notice, then the Transferring Member may transfer the Membership Interest described in the Notice to the proposed transferee providing such transfer: (i) is completed within thirty (30) days after the expiration of the Non-Transferring Member's right to purchase such Membership Interest; (ii) is made on terms no less favorable to the Transferring Member than as designated in the Notice; and (iii) complies with Sections 10.1, 10.3, 10.4 and 10.5 hereof, it being acknowledged by the Members that compliance with Sections 10.7 and 10.8 does not modify any of the transfer restrictions in Article 10 or otherwise entitle a Member to transfer his/her/its Membership Interest other than in the manner prescribed by Article 10. If such Membership Interest is not so transferred, the transferring Member must give notice in accordance with this Section 10.8 prior to any other or subsequent transfer of such Membership Interest.

     10.9 TRANSFER OF ECONOMIC INTEREST. Notwithstanding the provisions of this Article 10, a Member may Transfer a portion of such Member's Economic Interest in the Company, without the necessity of obtaining the Unanimous Vote of the Members, provided each of the following conditions are satisfied:

           (a) The Transfer will not result in a termination of the Company under the Code;

           (b) The Transfer in question, when combined with all prior Transfers by the Member, will not result in the Member having Transferred more than fifty percent (50%) of the Member's Economic Interest in the Company;

           (c) A duly executed and acknowledged written instrument of Transfer approved by the Managers shall have been filed with the Company; and

           (d) Such Transfer will not result in the release of the Member Transferring the Economic Interest from any liability that such Member may have to the Company.

     10.10 LEGEND RESTRICTION. Each Member hereby agrees that a legend to the effect of the following may be placed upon all documents evidencing the Membership Interests to which such Member has subscribed:

           The Membership Interests evidenced by this Operating Agreement have not been registered under the Securities Act of 1933, as amended, nor registered nor qualified under any state securities laws. No assignments, sales, pledges, hypothecations, or other transfers of the Membership Interests evidenced by this Operating Agreement shall be made at any time whatsoever, except upon the issuance of a favorable opinion of counsel to the Company to the effect that the sale, pledge, hypothecation or other transfer of such Membership Interests will not be in violation of the Securities Act of 1933, as amended, and/or in violation of any applicable securities laws of the State of Delaware, or under any rules or regulations promulgated pursuant to the foregoing.

                                      ARTICLE 11
                               INITIAL PUBLIC OFFERING

     11.1 INITIAL PUBLIC OFFERING. As a material part of the consideration for Legacy entering into this Agreement, subject to the terms and conditions of this Article 11, Legacy shall have the right and option to reorganize the Company as a "C" corporation, a Real Estate Investment Trust or other entity suitable for a public offering (the "Corporation") and in conjunction therewith, offer a significant portion of the initial issuance of the common stock of the Corporation for sale to the general public ("Initial Public Offering"). In connection with the foregoing, Legacy may, at any time, exercise its rights with respect to the Initial Public Offering and shall determine the terms and conditions of the Initial Public Offering, including, without limitation: (i) the timing for the Initial Public Offering, (ii) the valuation of the Corporation, (iii) the authorized number of shares of common stock of the Corporation constituting the Initial Authorized Issuance, (iv) the offering price of the individual shares of common stock of the Corporation, and (v) other related terms and conditions with respect to the Initial Public Offering. Notwithstanding the foregoing, in connection with Legacy's determination and approval of the terms and conditions of the Initial Public Offering, all of the Members acknowledge and agree that such terms and conditions will be based on a variety of factors, many of which are outside the control of the Company, the Managers and/or the Members. In connection with the foregoing, in making its determination as to the terms and conditions of the Initial Public Offering, Legacy hereby agrees that such terms and conditions shall be commercially reasonable and, in connection therewith, Legacy hereby agrees to and shall in good faith carefully consider and take into account the strategies, recommendations, and advice given to Legacy by all underwriters, legal counsel, accountants, financial advisors, and other professionals retained by Legacy in connection with such Initial Public Offering. In conjunction with the exercise by Legacy of the rights granted to Legacy pursuant to this Article 11, G II hereby agrees to execute all documents and undertake all steps necessary to complete the reorganization of the Company and to accomplish the Initial Public Offering in accordance with the terms and conditions of this
Article 11.

       Legacy may exercise its election to proceed with the Initial Public Offering by delivering written notice to the Mangers and to G II of such election pursuant to this Section 11.1 ("Legacy's Notice"). Within thirty
(30) calendar days following the date of Legacy's Notice, or as soon as commercially reasonable thereafter the Mangers and the Members shall complete the reorganization of the Company. In connection with the reorganization of the Company and the subsequent Initial Public Offering, subject to the approval of Legacy, the Corporation shall authorize the number of shares of common stock of the Corporation to be issued with respect to: (i) the initial issuance of the shares of the common stock of the Corporation to be issued as part of the formation, reorganization and capitalization of the Corporation, which shares shall be issued to the former Members of the Company pursuant to
Section 11.2 hereof ("Initial Authorized Issuance"); and (ii) the subsequent issuance of the shares of the common stock of the Corporation required for, and subject to, the authorized plan for the Initial Public Offering established pursuant to this Section 11. Following the satisfaction of the terms and conditions of Section 11.2 hereof, the Company shall prepare and process the appropriate applications, registrations and other documents, agreements and instruments necessary to secure approval for the Initial Public Offering, and commence to offer such shares for sale to the general public pursuant to the authorized plan for the Initial Public Offering.

     11.2 PROMOTER'S STOCK. As more fully described in Section 11.1 hereof, in conjunction with the exercise by Legacy of it election to proceed with the Initial Public Offering, the Mangers and the Members shall complete the reorganization of the Company within thirty (30) calendar days following the date of Legacy's Notice. In connection with the foregoing, the Members hereby acknowledge and agree that in consideration of the contractual rights of the Members to receive Distributions of Net Cash under this Agreement, the Members shall be entitled to priority with respect to the initial issuance of the common stock of the Corporation pursuant to this Section 11.2. Accordingly, in conjunction with the reorganization of the Company, upon the exercise by Legacy of its election to proceed with the Initial Public Offering, subject to the provisions of Section 11.3 hereof, the Members shall be entitled to receive a designated portion of the Initial Authorized Issuance equal in value to the amount derived from the formula set forth below, which amount shall be determined on a fully diluted basis taking into consideration the number of shares authorized to be issued pursuant to the Initial Authorized Issuance ("Promoter's Stock").

           (a) First, shares of Promoter's Stock shall be issued to the Electing Contributing Members, until such time as the Electing Contributing Members have received shares of Promoter's Stock pursuant to this Section 11.2(a) equal in value to the ACC Priority Return payable to the Electing Contributing Members pursuant to the terms and conditions of this Agreement; provided, however, for purposes of calculating the number of shares of Promoter's Stock to be issued pursuant to this Section 11.2(a), there shall be taken into account all Distributions of Net Cash paid to each of the Electing Contributing Members during such Fiscal Year and all prior Fiscal Years pursuant to Sections 7.2.1 and 7.3.3 hereof;

           (b) Second, shares of Promoter's Stock shall be issued to the Electing Contributing Members, until such time as the Electing Contributing Members have received shares of Promoter's Stock pursuant to this Section 11.2(b) equal in value to the ACC Priority Distribution payable to the Electing Contributing Members pursuant to the terms and conditions of this Agreement; provided, however, for purposes of calculating the number of shares of Promoter's Stock to be issued pursuant to this Section 11.2(b), there shall be taken into account all Distributions of Net Cash paid to each of the Electing Contributing Members during such Fiscal Year and all prior Fiscal Years pursuant to Sections 7.2.2 and 7.3.4 hereof;

           (c) Third, shares of Promoter's Stock shall be issued to the Members, until such time as the Members have received shares of Promoter's Stock pursuant to this Section 11.2(c) equal in value to the Priority Return payable to the Members pursuant to the terms and conditions of this Agreement; provided, however, for purposes of calculating the number of shares of Promoter's Stock to be issued pursuant to this Section 11.2(c), there shall be taken into account all Distributions of Net Cash paid to each of the Members during such Fiscal Year and all prior Fiscal Years pursuant to Sections 7.2.4 and 7.3.6 hereof;

           (d) Fourth, shares of Promoter's Stock shall be issued to the Members, until such time as the Members have received shares of Promoter's Stock pursuant to this Section 11.2(d) equal in value to the amount of each Member's Original Capital Contribution to the Company and each Member's Additional Capital Contribution to the Company pursuant to the terms and conditions of this Agreement; provided, however, for the purposes of calculating the number of shares of Promoter's Stock to be issued pursuant to this Section 11.2(d), there shall be taken into account all Distributions of Net Cash from Operations paid to each of the Members pursuant to Section
7.2.3 hereof and the aggregate Distributions of Net Cash from a Capital Event pursuant to Section 7.3.2, 7.3.5 and 7.3.7 hereof during such Fiscal Year and all prior Fiscal Years;

           (e) Fifth, shares of Promoter's Stock shall be issued eighty percent (80%) to Legacy and twenty percent (20%) to G II, until such time that Legacy has received shares of Promoter's Stock pursuant to this Section 11.2(e) equal in value to a 35% IRR calculated as of the date of the Initial Public Offering provided, however, for purposes of calculating Legacy's thirty-five percent (35%) IRR pursuant to this Section 11.2(e), there shall be taken into account all Distributions of Net Cash paid to Legacy during such Fiscal Year and during all prior Fiscal Years pursuant to Sections 7.2.4, 7.2.5, 7.2.6, 7.2.7, 7.3.6 and 7.3.8(a) hereof and shares of
Promoter's Stock issued to Legacy pursuant to Section 11.2(c) hereof;

           (f) Sixth, shares of Promoter's Stock shall be issued to G II, until such time as G II has received a combination of: (A) shares of Promoter's Stock issued to G II pursuant to Section 11.2(e) hereof and this
Section 11.2(f); together with (B) Distributions of Net Cash to G II during such Fiscal Year and during all prior Fiscal Years pursuant to Section 7.2.5, 7.2.6, 7.2.7 and 7.3.8(a) and (b) hereof, which are equal in value to a combination of: (i) shares of Promoter's Stock issued to Legacy pursuant to
Section 11.2(e) hereof; together with (ii) Distributions of Net Cash to Legacy during such Fiscal Year and during all prior Fiscal Years pursuant to Sections 7.2.5, 7.2.6, 7.2.7,and 7.3.8(a) hereof. It is the intent of the Members that this Section 11.2(f) operate as a "catch-up" provision for the benefit of G II consistent with the provisions of Section 6.1.1(g)(ii) and
Section 7.3.8(b) hereof;

           (g) Seventh, shares of Promoter's Stock, if any, shall be issued fifty percent (50%) to Legacy and fifty percent (50%) to G II.

     For the purpose of this Agreement, that portion of the Promoter's Stock issued to Legacy pursuant to Section 11.2 (a) through (g) above shall be deemed to constitute the "Legacy Stock", and that portion of the Promoter's Stock issued to G II pursuant to Sections 11.2(a) through (g) above shall be deemed to constitute the "G II Stock.".

     11.3 G II STOCK. G II acknowledges and agrees that, pursuant to the applicable governmental regulations regarding the Initial Public Offering, Legacy will be restricted from selling or otherwise transferring any portion of the Legacy Stock during the time period commencing on the date of the issuance ("Issuance Date") of the Legacy Stock and expiring on the date which corresponds to one year thereafter, or such later date as may be required by applicable federal rules and regulations ("Restricted Transfer Period"). Accordingly, during the Restricted Transfer Period, Legacy will be unable to sell or otherwise dispose of the Legacy Stock and, therefore, will not be able to realize the thirty-five percent (35%) IRR with respect to that portion of the Promoter's Stock issued to Legacy pursuant to Section 11.2(e) hereof ("Legacy IRR Stock"). The Members further acknowledge and agree that, for a variety of reasons, including, without limitation, general market conditions and/or the failure of G II to diligently and timely perform all of the duties and obligations of the Facilities Manager pursuant to this Agreement and the Operating Plan and Budget during the Restricted Transfer Period, the actual market value of the Legacy IRR Stock on the expiration of the Restricted Transfer Period ("Post-Restricted Transfer Period Value") may be less than the actual value of to the Legacy IRR Stock on the Issuance Date ("Pre-Restricted Transfer Period Value").

     In order to provide Legacy with some protection against a decline in the market value of the Legacy IRR Stock during the Restricted Transfer Period, on the Issuance Date, G II hereby agrees that fifty percent (50%) of the G II Stock which would otherwise be issued to G II pursuant to Section 11.2(f) hereof shall be retained by the Company and such stock shall be held in trust by the Company during the Restricted Transfer Period ("Trust Stock"), subject to the terms and conditions of this Section 11.3. Immediately upon the expiration of the Restricted Transfer Period, the Members shall determine the Post-Restricted Transfer Period Value of the Legacy IRR Stock, and compare such value to the Pre-Restricted Transfer Period Value of the Legacy IRR Stock.

     In the event that it is determined that the Post-Restricted Transfer Period Value of the Legacy IRR Stock is greater than or equal to the Pre-Restricted Transfer Value of the Legacy IRR Stock, then all of the Trust Stock shall be issued to G II by the Company, and Legacy shall have no further right, title or interest in such Trust Stock. In the event that it is determined that the Post-Restricted Transfer Period Value of the Legacy IRR Stock is less than the Pre-Restricted Transfer Value of the Legacy IRR Stock, then the difference shall be deemed to constitute the "IRR Diminished Value." In such a case, the actual fair market value of the Trust Stock as of the date of the expiration of the Restricted Transfer Period ("Trust Stock Value") shall be determined and, based upon such Trust Stock Value, the number of shares of Trust Stock equal in value to the IRR Diminished Value shall be relinquished by G II to the Company, such shares of Trust Stock shall instead be issued by the Company to Legacy and G II shall have no further right, title or interest in such relinquished Trust Stock. Thereafter, the remaining balance of the Trust Stock held by the Company shall be delivered to G II. In the event the IRR Diminished Value is greater than the Trust Stock Value, all of the Trust Stock shall be relinquished by G II to the Company and such shares of Trust Stock shall instead be issued by the Company to Legacy, and G II shall have no further right, title or interest in such relinquished Trust Stock.

                                   ARTICLE 12
                               DISSOLUTION EVENTS

     The Insolvency, death, dissolution or liquidation of a Member, or the occurrence of any other event which terminates the continued membership of any Member in the Company (collectively a "Dissolution Event"), shall dissolve the Company unless the remaining Members ("Remaining Members"), pursuant to the affirmative vote or written consent of the Remaining Members, elect in writing to continue the business and operations of the Company. In the event the Remaining Members elect to continue the business and operations of the Company in effect, the legal representative of the Member whose conduct or action caused or triggered the Dissolution Event shall automatically become the Assignee of the Economic Interest associated with the former Member's Membership Interest in the Company and, in such capacity, shall be entitled to receive all Profits, Losses and Distributions associated therewith. Additionally, in such a case, the legal representative of the former Member shall have the right to become a Substituted Member upon the satisfaction of the conditions set forth in
Section 10.6 hereof.

                                   ARTICLE 13
                   ACCOUNTING, RECORDS, REPORTING BY MEMBERS

     13.1 BOOKS AND RECORDS. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with the accounting methods followed for federal income tax purposes. The books and records of the Company shall reflect all the Company transactions and shall be appropriate and adequate for the Company's business. The Company shall maintain at its principal office in California all of the following:

           13.1.1 A current list of the full name and last known business or residence address of each Member set forth in alphabetical order, together with the Capital Contributions, Capital Account and Percentage Interests of each Member;

           13.1.2 A current list of the full name and business or residence address of each of the Managers;

           13.1.3 A copy of the Articles and any and all amendments thereto, together with executed copies of any powers of attorney pursuant to which the Articles or any amendments thereto have been executed;

           13.1.4 Copies of the Company's federal, state and local income tax or information returns and reports;

           13.1.5 A copy of this Agreement and any and all amendments thereto, together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments thereto have been executed;

           13.1.6   Copies of the financial statements of the Company; and

           13.1.7 The Company's books and records as they relate to the internal affairs of the Company.

     13.2  DELIVERY TO MEMBERS AND INSPECTION.

           13.2.1 Upon the request of any Member for purposes reasonably related to the interest of that Person as a Member, the Managers shall promptly deliver to the requesting Member, at the expense of the Company, a copy of the information required to be maintained by Sections 13.1.1 through 13.1.4, and a copy of this Agreement.

           13.2.2 Each Member and Manager has the right, upon reasonable request for purposes reasonably related to the interest of the Person as Member or Manager, to: (i) inspect and copy during normal business hours any of the Company records described in Sections 13.1.1 through 13.1.7, inclusive; and (ii) obtain from the Managers, promptly after their becoming available, a copy of the Company's federal, state and local income tax or information returns for each fiscal year.

           13.2.3   Any request, inspection or copying by a Member under this
Section 13.2 may be made by that Person or that Person's agent or attorney.

           13.2.4 The Managers shall promptly furnish to a Member a copy of any amendment to the Articles or this Agreement executed by the Managers pursuant to a power of attorney from the Member.

     13.3  ANNUAL STATEMENTS.

           13.3.1 The Managers shall cause an annual report to be sent to each of the Members not later than ninety (90) days after the close of the fiscal year. The report shall contain a balance sheet as of the end of the fiscal year and an income statement and statement of changes in financial position for the fiscal year. Such financial statements shall be accompanied by the report thereon, if any, of the independent accountants engaged by the Company or, if there is no report, the certificate of the Managers that the financial statements were prepared without audit from the books and records of the Company.

           13.3.2 The Managers shall cause to be prepared at least annually, at Company expense, information necessary for the preparation of each Member's federal and state income tax returns. The Managers shall send or cause to be sent to each Member within ninety (90) days after the end of each taxable year such information as is necessary to complete federal and state income tax or information returns, and a copy of the Company's federal, state and local income tax or information returns for that year.

     13.4 FINANCIAL AND OTHER INFORMATION. The Managers shall provide such financial and other information relating to the Company or any other Person in which the Company owns, directly or indirectly, an equity interest, as a Member may reasonably request.

     13.5 FILINGS. The Managers, at the Company's expense, shall cause the income tax returns for the Company to be prepared and timely filed with the appropriate authorities. The Managers, at the Company's expense, shall also cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative bodies, amendments to, or restatements of, the Articles and all reports required to be filed by the Company with those entities under the Act or other then current applicable laws, rules and regulations. If the Managers are required by the Act to execute or file any document and thereafter fails, after demand, to do so within a reasonable period of time or refuses to do so, any Member may prepare, execute and file that document with the Delaware Secretary of State.

     13.6 BANK ACCOUNTS. The Managers shall cause to be established appropriate bank accounts in the name of the Company and all financial transactions relevant to the Company shall be handled exclusively through said bank accounts. The bank accounts shall be solely for the operations of the Company and shall require for disbursements the signature of any Manager.


     Notwithstanding the foregoing, in the case of: (a) payment of any sums in connection with the acquisition, development and/or redevelopment of the Car Wash Facilities which is not pursuant to a draw request under any one of the Credit Facilities which has been previously approved by the Managers; or
(b) in the event the expenditure in question involves a payment in excess of Fifty Thousand Dollars ($50,000.00) (whether in one transaction or in a series of related transactions), the signature of two (2) Managers (at least one (1) of whom shall be a Manager appointed by Legacy), shall be required.

     13.7 TAX MATTERS FOR THE COMPANY HANDLED BY MANAGERS AND TAX MATTERS PARTNER. The Tax Matters Partner, as defined in Section 6231 of the Code, shall be Legacy. Legacy shall from time to time cause the Company to make such tax elections as it deems to be in the best interests of the Company and the Members. The Tax Matter Partner shall represent the Company (at the Company's expense) in connection with all examinations of the Company's affairs by tax authorities, including resulting judicial and administrative proceedings, and shall expend the Company funds for professional services and costs associated therewith. The Tax Matters Partner shall oversee the Company tax affairs in the overall best interests of the Company. If for any reason the Tax Matters Partner can no longer serve in that capacity or ceases to be a Member, as the case may be, may designate another to be the Tax Matters Partner.

                                   ARTICLE 14
                           DISSOLUTION AND WINDING UP

     14.1 DISSOLUTION. The Company shall be dissolved, its assets shall be disposed of, and its affairs wound up on the first to occur of the following:

           14.1.1   Upon the occurrence of Dissolution Event;

           14.1.2 Upon the entry of a decree of judicial dissolution pursuant to the Code;

           14.1.3   Upon the approval by the Majority Vote of the Members; or

           14.1.4 Upon the sale or other disposition of all or substantially all of the Property and receipt by the Company of all proceeds of such sale or other disposition.

     14.2 CERTIFICATE OF DISSOLUTION. As soon as possible following the occurrence of any of the events specified in Section 14.1, the Managers who have not wrongfully dissolved the Company or, if none, the Members, shall execute a Certificate of Dissolution in such form as shall be prescribed by the Delaware Secretary of State and file the Certificate as required by the Act.

     14.3 WINDING UP. Upon the occurrence of any event specified in Section 14.1, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors. The Managers (or the Members, if the Managers are in default) shall be responsible for overseeing the winding up and liquidation of the Company, shall take full account of the liabilities of the Company and assets, shall either cause its assets to be sold or distributed, and if sold as promptly as is consistent with obtaining the fair market value thereof, shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed as provided in Section 14.5 The Persons winding up the affairs of the Company shall give written notice of the commencement of winding up by mail to all known creditors and claimants whose addresses appear on the records of the Company. The Managers (or Members) winding up the affairs of the Company shall be entitled to reasonable compensation for such services.

     14.4 DISTRIBUTIONS IN KIND. Any non-cash Property distributed to one or more Members shall first be valued at its fair market value to determine the Profit or Loss that would have resulted if such Property were sold for such value, such Profit or Loss shall then be allocated pursuant to Article 6 and the Members' Capital Accounts shall be adjusted to reflect such allocations. The amount distributed and charged to the Capital Account of each Member receiving an interest in such distributed asset shall be the fair market value of such interest (net of any liability secured by such asset that such Member assumes or takes subject to). The fair market value of such asset shall be determined by the Managers and by the approval of the Majority Vote of the Members.

     14.5  ORDER OF PAYMENT OF LIABILITIES UPON DISSOLUTION.

           14.5.1 After determining that all known debts and liabilities of the Company in the process of winding up, including, without limitation, debts and liabilities to Members who are creditors of the Company, have been paid or adequately provided for, the remaining Property shall be distributed to the Members in accordance with their positive Capital Account balances, after taking into account Profit and Loss allocations for the Company's taxable year during which liquidation occurs. Such liquidating distributions shall be made by the end of the Company's taxable year in which the Company is liquidated, or if later, within ninety (90) days after the date of such liquidation.

           14.5.2 The payment of a debt or liability, whether the whereabouts of the creditor is known or unknown, has been adequately provided for if the payment has been provided for by either of the following means:

                 (i) Payment thereof has been assumed or guaranteed in good faith by one or more financially responsible persons or by the United States government or any agency thereof, and the provision, including the financial responsibility of the Person, was determined in good faith and with reasonable care by the Members or Managers to be adequate at the time of any distribution of the assets pursuant to this Section.

                 (ii) The amount of the debt or liability has been deposited as provided in the Act.

           14.5.3 In the event the Company is "liquidated" within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g), Distributions shall be made pursuant to this Section 15 to those Members who have positive Capital Account balances in compliance with Treasury Regulations Section 1.704-1(b)(2)(ii)(b)(2). If any Member has a deficit balance in his/her/its Capital Account (after giving effect to all contributions, distributions and allocations for all Fiscal Years including the Fiscal Year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.

     This Section 14.5 shall not prescribe the exclusive means of making adequate provision for debts and liabilities.

     14.6 COMPLIANCE WITH REGULATIONS. All payments to the Members upon the winding up and dissolution of the Company shall be strictly in accordance with the positive capital account balance limitation and other requirements of Regulations Section 1.704-1(b)(2)(ii)(d).

     14.7 LIMITATIONS ON PAYMENTS MADE IN DISSOLUTION. Except as otherwise specifically provided in this Agreement, each Member shall only be entitled to look solely at the assets of the Company for the return of his/her/its positive Capital Account balance and shall have no recourse for his/her/its Capital Contributions and/or share of Profits (upon dissolution or otherwise) against the Managers or any other Member except as provided in Article 7.

     14.8 CERTIFICATE OF CANCELLATION. The Managers or Members who filed the Certificate of Dissolution shall cause to be filed in the office of, and on a form prescribed by, the Delaware Secretary of State, a certificate of cancellation of the Articles upon the completion of the winding up of the affairs of the Company.

     14.9 NO ACTION FOR DISSOLUTION. Except as expressly permitted in this Agreement, a Member shall not take any voluntary action that directly causes a dissolution of the Company. The Members acknowledge that irreparable damage would be done to the goodwill and reputation of the Company if any Member should bring an action in court to dissolve the Company under circumstances where dissolution is not required by Section 14.1. This Agreement has been drawn carefully to provide fair treatment of all parties and equitable payment in liquidation of the Membership Interests. Accordingly, except where the Managers have failed to liquidate the Company as required by this Article 14, each Member hereby waives and renounces his/her/its right to initiate legal action to seek the appointment of a receive or trustee to liquidate the Company or to seek a decree of judicial dissolution of the Company on the ground that: (a) it is not reasonably practicable to carry on the business of the Company in conformity with the Articles or this Agreement; or (b) dissolution is reasonably necessary for the protection of the rights or interests of the complaining Member. Damages for breach of this Section 14.9 shall be monetary damages only (and not specific performance), and the damages may be offset against distributions by the Company to which such Member would otherwise be entitled.

                                      ARTICLE 15
                            INDEMNIFICATION AND INSURANCE

     15.1 INDEMNIFICATION OF AGENTS. The Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a Member, Manager, Officer, employee or other agent of the Company or that, being or having been such a Member, Manager, Officer, employee or agent, he or she is or was serving at the request of the Company as a Manager, Officer, director, employee or other agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to herein as an "agent"), to the fullest extent permitted by applicable law in effect on the date hereof and to such grater extent as applicable law may hereafter from time to time permit, except in those instances involving fraud, intentional misconduct or gross negligence of the Person seeking indemnification. The Managers shall be authorized, on behalf of the Company, to enter into indemnity agreements from time to time with any Person entitled to be indemnified by the Company hereunder, upon such terms and conditions as the Managers deem appropriate in its business judgment.

     15.2 INSURANCE. The Company shall have the power to purchase and maintain insurance on behalf of any Person who is or was an agent of the Company against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person's status as an agent, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of Section 15.1 or under applicable law.

                                      ARTICLE 16
                                     MISCELLANEOUS

     16.1 COUNTERPARTS. This Agreement may be executed in several counterparts, and all so executed shall constitute one Agreement, binding on all parties hereto, notwithstanding that all of the parties are not signatories to the original or the same counterpart.

     16.2 CAPACITY TO SIGN. All Members covenant that they possess all necessary capacity and authority to sign and enter this Agreement. All individuals signing this Agreement for a Member who is a corporation, a partnership, or other legal entity, or signing under a power of attorney or as a trustee, guardian, conservator, or in any other legal capacity, covenant that they have the necessary capacity and authority to act for, sign, and bind the respective entity or principal on whose behalf they are signing.

     16.3 ENTIRE AGREEMENT. This Agreement, which includes the Exhibits, contains all representations and the entire understanding and agreement among the parties. Correspondence, memorandums, and oral or written agreements that originated before the date of the Agreement are replaced in total by the Agreement unless otherwise expressly stated in the Agreement.

     16.4 BINDING EFFECT. Subject to the restrictions on transferability contained in this Agreement, the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, successors and assigns of the respective Members.

     16.5 SEVERANCE. In the event any sentence or Section of this Agreement is declared by a court of competent jurisdiction to be void, illegal or unenforceable, such sentence or Section shall be deemed severed from the remainder of the Agreement and the balance of the Agreement shall remain in full force and effect.

     16.6 NOTICES. Any tender, delivery, notice, demand or other communication required or permitted under this Agreement shall be in writing, and shall be personally delivered, sent by registered or certified mail, postage prepaid, return receipt requested, overnight mailed, or delivered or sent by facsimile and shall be deemed delivered, given and received upon the earlier of: (a) if personally served, the date of delivery to the person to receive such notice; (b) if given by telecopier or facsimile when sent, provided confirmation of the receipt of the transmission is received and a hard copy of the notice is sent by United States Mail, postage prepaid, as of the date of the transmission of the telecopier or the facsimile; (c) if mailed, upon actual receipt; or (d) if sent by Federal Express or other comparable overnight delivery service, within one (1) business day after mailing, to the addresses shown on Schedule "1" attached hereto and incorporated herein by reference. Any party may change the address specified in this section by giving the other party notice of such new address in the manner set forth herein.

     16.7 HEADINGS. Section titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference. Such titles and captions in no way define, limit, extend or describe the scope of this Agreement nor the intent of any provision hereof.

     16.8 GOVERNING LAW. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the laws of the State of Delaware. The proper venue for any claims, causes of action or other proceedings concerning this Agreement shall be in the state and federal courts located in the County of San Diego, State of California.

     16.9 ADDITIONAL DOCUMENTS. Each Member, upon the request of a Manager, agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary or expedient to carry out the provisions of this Agreement.

     16.10 ARBITRATION. In the event of any dispute between the Members or Managers concerning this Agreement, the interpretation hereof, and/or the subject matter hereof, the parties shall submit the controversy in question to arbitration in San Diego County, California, judgment upon the award rendered may be entered in any court having jurisdiction thereof. Except as specifically provided herein, the arbitration shall proceed in accordance with the laws of the State of California. The party requesting arbitration shall give a written demand for arbitration to the other party by registered or certified mail. The demand shall set forth a statement of the nature of the dispute, the amount involved and the remedies sought. No later than twenty (20) calendar days after the demand for arbitration is served, the parties shall jointly select and appoint a retired judge of the San Diego County Superior Court to act as the arbitrator. In the event the parties do not agree on the selection of an arbitrator, the party seeking arbitration shall apply to the San Diego County Superior Court for the appointment of a retired judge of that court to serve as arbitrator. No later than ten (10) calendar days after the arbitrator is appointed, the arbitrator shall schedule the arbitration for a hearing to commence on a mutually convenient date. The hearing shall commence no later than one hundred twenty (120) calendar days after the arbitrator is appointed and shall continue from day to day until completed. All discovery shall be completed no later than the commencement of the arbitration hearing or one hundred twenty (120) calendar days after the date that a proper demand for arbitration is served, whichever occurs earlier, unless upon a showing of good cause the arbitrator extends or shortens that period. The arbitrator shall issue his or her award in writing no later than twenty (20) calendar days after the conclusion of the hearing. The arbitration award shall be final and binding regardless of whether one of the parties fails or refuses to participate in the arbitration. The arbitrator is empowered to hear all disputes between the parties concerning the subject matter hereof, and the arbitrator may award monetary damages, specific performance, injunctive relief, rescission, restitution, costs and attorneys' fees. The results of such arbitration shall be conclusive and binding.

     16.11 ATTORNEYS' FEES. In any dispute between the Members, whether or not resulting in litigation, the party substantially prevailing shall be entitled to recover from the other party all reasonable costs, including, without limitation, reasonable attorneys' fees.

     16.12 LEGAL REPRESENTATION. This Agreement was prepared by Miller, Boyko and Bell, counsel to the Company. Miller, Boyko and Bell is also counsel to Legacy and certain of its Affiliates. Any Manager may execute on behalf of the Company and the Members any consent to the representation of the Company that Miller, Boyko and Bell may request pursuant to the California Rules of Professional Conduct or similar rules in any other jurisdiction ("Rules"). G II hereby acknowledges that Miller, Boyko and Bell does not represent them in connection with this Agreement and further acknowledges that it has consulted with its own independent legal counsel concerning its rights, duties and obligations under this Agreement. G II further acknowledges that it has not relied upon Miller, Boyko and Bell to represent it in connection with this Agreement and that Miller, Boyko and Bell shall owe no duties directly to G II. In the event any dispute or controversy arises between G II and the Company, Miller, Boyko and Bell may represent either the Company or Legacy (or its Affiliates), or both, in any such dispute or controversy to the extent permitted by the Rules, and each Member hereby consents to such representation.

     16.13 NO WAIVER. The failure of a Member to insist on the strict performance of any covenant or duty required by this Agreement or to pursue any remedy under the Agreement, shall not constitute a waiver of the breach or the remedy.

     16.14 REMEDIES CUMULATIVE. The remedies of the Members under this Agreement are cumulative and shall not exclude any other remedies to which the Member may be lawfully entitled.

     16.15 EXHIBITS. This Agreement includes Exhibits "A" through "B," inclusive, which are attached hereto and incorporated herein by reference.
To the extent any of such Exhibits are not attached hereto as of the date hereof, such Exhibits shall be subsequently prepared by the Member designated thereon and the form and content thereof shall be subject to the approval by the Majority Vote of the Members. Following the approval of any such Exhibit by the Majority Vote of the Members pursuant hereto, the Managers are hereby authorized to attach such Exhibit to this Agreement and such Exhibit shall thereafter become a part of this Agreement as if the same were attached hereto as of the date of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this First Amended and Restated Operating Agreement as of the day and year first set forth above.

                            LEGACY:

                                   EXCEL LEGACY CORPORATION,
                                   a Delaware corporation


                                   By
                                      ------------------------------------------
                                       Richard B. Muir, Executive Vice President

                                 G II:

                                   G II VENTURES, LLC, a California limited liability company

                                   By:  RUSSELL B. GEYSER I, LLC,
                                      ------------------------------------------
                                        a California limited liability company,
                                        Managing Member


                                        By
                                          --------------------------------------
                                            Russell B. Geyser, Managing Member

                                   By:  OSCAR JOSEPH HOLDINGS, LLC,
                                        a California limited liability company,
                                        Managing Member


                                   By
                                      ------------------------------------------
                                        William Gustafson, Managing Member

                                     EXHIBIT "A"

                              OPERATING PLAN AND BUDGET

                        [TO BE PROVIDED BY RUSSELL B. GEYSER]

                                 EXHIBIT "B"

                      ASSIGNMENT OF PERSONAL PROPERTY

     THIS ASSIGNMENT OF PERSONAL PROPERTY ("Assignment"), is executed as of the ____ day of ____________, 1998, by and between G II VENTURES, LLC, a California limited liability company ("Assignor"), and MILLENNIA CAR WASH, LLC, a Delaware limited liability company ("Assignee"), and is based upon the following facts:


                                       RECITALS

     A. Assignor is a Member of Assignee. Assignee was formed pursuant to that certain First Amended and Restated Operating Agreement of Millennia Car Wash, LLC, a Delaware limited liability company, dated as of _______________, 1998 ("Operating Agreement"). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Operating Agreement.

     B. Pursuant to Section 3.1.2 of the Operating Agreement, Assignor is required to execute and deliver to Assignee this Assignment concurrently with the execution of the Operating Agreement by Assignor.

     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, Assignor and Assignee hereby agree as follows:

     1. Assignor hereby unconditionally assigns, transfers and delivers to Assignee all of Assignor's right, title and interest in and to all items constituting the Personal Property, as hereafter defined, free and clear of any and all liens, liabilities and encumbrances, and Assignee hereby accepts such assignment. For the purpose of this Assignment, "Personal Property" shall mean: (a) any and all items of tangible personal property and fixtures owned or leased by G II and used in conjunction with Company Purposes, including, without limitation, machinery, equipment, furniture, furnishings, moveable walls or partitions, phone systems, computers or trade fixtures, maintenance equipment, office equipment or machines, and all other furniture, fixtures or equipment of every kind or nature located on or used in conjunction with the enhancement, improvement, modification, remodeling, renovation, construction, development, ownership, operation, management and/or maintenance of the Car Wash Facilities, whether on or on-site, together with all warranties and guarantees associated therewith; (b) all intangible personal property owned or possessed by G II and used in conjunction with the Company Purposes or the tangible personal property, including, without limitation, all goodwill attributable to the Car Wash Facilities, any and all trade names, trademarks and copyrights, guarantees, general intangibles, business records, licenses, permits and approvals with respect to the ownership, operation, management and maintenance of the Car Wash Facilities; and (c) all intellectual property developed and/or used in connection with the management and operation of the Car Wash Facilities, including, without limitation, all brands films, movies, videos, mascots, hosts, computer entertainment, customer information systems or reservation systems and any other intellectual property.

     2. Concurrently with the execution of this Assignment by Assignor, Assignor hereby agrees to and shall deliver to Assignee originals and copies of all documents, agreements, instruments, maps, surveys, reports, studies and other items constituting the Development Property, together with all amendments, substitutions and replacements thereof.

     3. Assignor, upon the request of the Company, agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary or expedient to carry out the provisions of this Assignment.

     4. Notwithstanding the place where this Assignment may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the laws of the State of Delaware. The proper venue for any claims, causes of action or other proceedings concerning this Assignment shall be in the state and federal courts located in the County of San Diego, State of California.

     5. In any dispute between Assignor and Assignee, whether or not resulting in litigation, the party substantially prevailing shall be entitled to recover from the other party all reasonable costs, including, without limitation, reasonable attorneys' fees.

     6. The terms and provisions of this Assignment shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, successors and assigns of Assignor and Assignee.

                           ASSIGNOR:

                              GII VENTURES, LLC, a California limited
                              liability company

                              By:  RUSSELL B. GEYSER I, LLC,
                                   a California limited liability company,
                                   Managing Member


                                   By
                                     ------------------------------------
                                        Russell B. Geyser, Managing Member

                              By:  OSCAR JOSEPH HOLDINGS, LLC,
                                   a California limited liability company,
                                   Managing Member


                                   By
                                     ------------------------------------
                                        William Gustafson, Managing Member


                           ASSIGNEE:

                              EXCEL LEGACY CORPORATION,
                              a Delaware corporation


                              By
                                 ----------------------------------------
                                 Richard B. Muir, Executive Vice President

                                  SCHEDULE "1"

                         NAMES, CAPITAL CONTRIBUTIONS AND
                         PERCENTAGE INTERESTS OF MEMBERS


                                                       INITIAL PERCENTAGE
MEMBERS          ORIGINAL CAPITAL CONTRIBUTION         INTERESTS OF THE MEMBERS
-------          -----------------------------         ------------------------
Legacy              $19,721,987                                 80%

G II                $0                                          20%



           Legacy:  Excel Legacy Corporation
                    16955 Via Del Campo
                    San Diego, California  92127
                    FAX:  (619) 485-8530


           G II:    511 Encinitas Boulevard, Suite 100
                    Encinitas, California  92024
                    FAX:  (760) 635-0578